Exhibit (b)(1)

Execution Version

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 1 Columbus Circle New York, New York 10019	UBS AG, STAMFORD BRANCH 600 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10019

BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 151 West 42nd Street New York, New York 10036	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, New York 10020

CONFIDENTIAL

May 24, 2022

Corgi BidCo, Inc.

c/o Clayton, Dubilier & Rice

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Michael G. Babiarz

and

c/o TPG Capital, L.P.

345 California Street

San Francisco, California 94104

Attention: Spencer Stenmark

Project Corgi

Commitment Letter

Ladies and Gentlemen:

You have advised us that Corgi BidCo, Inc., a newly formed Delaware corporation (“AcquisitionCo” or “you”), formed at the direction of Clayton, Dubilier & Rice, LLC (“CD&R”) and TPG Capital, L.P. (“TPG” and, together with their respective affiliates, the “Sponsors”), intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the entity previously identified to us by you as “Corgi” (the “Target”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto). You have further advised Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY” and, together with DBSI, “DB”), UBS AG, Stamford Branch (“UBS AG”), UBS Securities LLC (“UBS Securities” and, together with UBS AG, “UBS”), Bank of Montreal (“BMO”), BMO Capital Markets Corp. (“BMOCM” and together with BMO, “BofM”) and Mizuho Bank Ltd. (“Mizuho”

and, together with DB, UBS, BofM and any Additional Committing Lenders (as defined below), the “Committed Bank Lenders”; the Committed Bank Lenders together with any Sponsor Relationship Lender (as defined in the Fee Letter (as defined below)), the “Committed Lenders”, “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “First Lien Facilities Term Sheet”) and Exhibit C (the “Second Lien Facility Term Sheet”; together with the First Lien Facilities Term Sheet, the “Term Sheets”) and the Summary of Additional Conditions attached hereto as Exhibit D (the “Summary of Additional Conditions”; together with this commitment letter, the Transaction Description and the Term Sheets, collectively, the “Commitment Letter”).

You have further advised each of the Committed Lenders that, in connection therewith, it is intended that the financing for the Transactions will include (a) the first lien secured credit facilities (the “First Lien Facilities”) described in the First Lien Facilities Term Sheet, in an aggregate principal amount of up to $1,825.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any First Lien Term Loan Flex Increase (as defined in the Fee Letter)), consisting of (x) a $1,525.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any First Lien Term Loan Flex Increase) first lien secured term loan facility (the “First Lien Term Loan Facility”) and (y) a $300.0 million first lien secured cash flow-based revolving credit facility (the “First Lien Revolving Facility”), and (b) a $425.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any Second Lien Flex Increase (as defined in the Fee Letter)) second lien secured term loan facility (the “Second Lien Facility”) described in the Second Lien Facility Term Sheet. The First Lien Facilities and the Second Lien Facility are each individually referred to herein as a “Facility” and collectively referred to herein as the “Facilities”. As used herein, the term “Closing Date” shall mean the date of the initial funding under the Facilities to finance the Transactions.

In connection with the foregoing, each of DBNY, UBS AG, BMO and Mizuho is pleased to advise you of its several, but not joint, commitment to provide, and each hereby commits to provide, 25% of the First Lien Facilities (including without limitation, any First Lien Term Loan Flex Increase) and each of UBS AG, DBNY, BMO and Mizuho is pleased to advise you of its several, but not joint, commitment to provide, and each hereby commits to provide, 25% of the Second Lien Facility (including without limitation, any Second Lien Flex Increase), in each case, subject only to the conditions expressly set forth in the second sentence of the Funding Conditions Provision (as defined below), in the Summary of Additional Conditions and, as applicable, (solely in the case of the First Lien Facilities) under the heading “Conditions Precedent to Initial Extensions of Credit” in the First Lien Facilities Term Sheet, and (solely in the case of the Second Lien Facility) under the heading “Conditions Precedent to Initial Extension of Credit” in the Second Lien Facility Term Sheet.

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It is agreed that:

(i) DBSI, UBS Securities, BMOCM and Mizuho will act as joint lead arrangers and joint bookrunners for the First Lien Facilities (in such capacity, the “Lead First Lien Facilities Arrangers”), and

(ii) UBS Securities, DBSI, BMOCM and Mizuho will act as joint lead arrangers and joint bookrunners for the Second Lien Facility (in such capacity, the “Lead Second Lien Facility Arrangers”; together with the Lead First Lien Facilities Arrangers, the “Lead Arrangers”);

provided, however, that (i) DBSI shall have “left” placement in any and all marketing materials or other documentation used in connection with the First Lien Facilities and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the First Lien Facilities and (ii) UBS Securities shall have “left” placement in any and all marketing materials or other documentation used in connection with the Second Lien Facility and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Second Lien Facility.

You may, on or prior to the date that is 15 business days after the date of this Commitment Letter, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Committing Lender”) or confer other titles in respect of any Facility in a manner and with economics determined by you in consultation with the Lead Arrangers party hereto as of the date hereof (it being understood that, to the extent you appoint Additional Committing Lenders or confer other titles in respect of any Facility, (x) except in the case of the Second Lien Facility, if commitments with respect to an Alternate Second Lien Facility (as defined below) shall have been, or shall substantially concurrently be, entered into among you and one or more financial institutions, each such Additional Committing Lender will assume a portion of the commitments of each Facility (other than, with respect to the Second Lien Facility, Sponsor Relationship Lender commitments pursuant to the Preferential Allocation (as defined in the Fee Letter)) on a pro rata basis (and the commitments of the Committed Lenders party hereto as of the date hereof with respect to such portion will be reduced ratably) and (y) the economics allocated to the Committed Lenders party hereto as of the date hereof in respect of the relevant Facilities will be reduced ratably by the amount of the economics allocated to such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Committed Lender” hereunder and under the Fee Letter); provided that (i) fees will be allocated to each such appointed entity on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and the Lead Arrangers party hereto as of the date hereof may agree and (ii) except in the case of the Second Lien Facility, if commitments with respect to an Alternate Second Lien Facility shall have been, or shall substantially concurrently be, entered into among you and one or more financial

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institutions, in no event shall the Lead Arrangers party hereto as of the date hereof be entitled to less than 60% of the economics of the relevant Facility (excluding, with respect to the Second Lien Facility, any economics allocated to Sponsor Relationship Lenders pursuant to the Preferential Allocation). No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter and other than in connection with any additional appointments referred to above and other than in connection with Sponsor Relationship Lender commitments) will be paid to any Lender in connection with the Facilities unless you and the “lead left” Lead Arranger in respect of the applicable Facility so agree; provided that such additional compensation may not be paid to such “lead left” Lead Arranger or any of its affiliates without the consent of the other Committed Bank Lenders.

Notwithstanding anything to the contrary contained herein, (x) you may, on or prior to the date that is 20 business days after the date of this Commitment Letter, arrange to have one or more financial institutions or investors commit to provide financing (whether secured on a pari passu lien basis with the Second Lien Facility, a junior basis or unsecured) in lieu of all or a portion of the Second Lien Facility (notwithstanding a willingness on the part of a Committed Lender to provide the Second Lien Facility or such financing in lieu of the Second Lien Facility) (such in lieu facility, the “Alternate Second Lien Facility” and your right to arrange to have one or more other financial institutions commit to provide the Alternate Second Lien Facility in lieu of the Second Lien Facility, the “Alternate Second Lien Facility Option”) and (y) if you exercise the Alternate Second Lien Facility Option in part, following a reduction pursuant to the final sentence of this paragraph, the remaining commitments of the Committed Lenders in respect of the Second Lien Facility shall not be less than $150.0 million; provided that (w) any such Alternate Second Lien Facility shall have a final maturity date not earlier than 91 days after the First Lien Term Loan Maturity Date (as defined in Exhibit B hereto), (x) no Alternate Second Lien Facility shall have any scheduled amortization until all amounts outstanding under the First Lien Term Loan Facility have been paid in full, (y) (i) such Alternate Second Lien Facility shall be secured by a lien on a junior basis to the First Lien Facilities pursuant to an intercreditor agreement with terms consistent with the Intercreditor Agreement and (ii) in the case that the Alternate Second Lien Facility is exercised in respect of a portion of the Second Lien Facility, such Alternate Second Lien Facility shall be secured by a lien on a pari passu basis with the Second Lien Facility pursuant to an intercreditor agreement with terms consistent with the Intercreditor Agreement and (z) if any such Alternate Second Lien Facility contains a financial maintenance covenant, such financial maintenance covenant is also included in the First Lien Facilities Documentation (as defined in Exhibit B hereto) for the benefit of the First Lien Lenders (as defined in Exhibit B hereto). You shall promptly notify the “lead left” Lead Second Lien Facility Arrangers, on behalf of the Committed Lenders, upon entering into commitments with respect to any Alternate Second Lien Facility. Upon providing the notice referred to in the immediately preceding sentence, you shall have no further obligations hereunder or under the Fee Letter with respect to the amount of the Second Lien Facility equal to the amount of commitments obtained in respect of the Alternate Second Lien Facility (including with respect to the payment of the Second Lien Underwriting Fee (as defined in the Fee Letter) (other than the Initial Second Lien

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Underwriting Fee (as defined in the Fee Letter)) or the Second Lien Upfront Fee (as defined in the Fee Letter)) and the Committed Lenders commitments with respect to the Second Lien Facility in an amount equal to the aggregate amount of commitments obtained with respect to such Alternate Second Lien Facility shall immediately and irrevocably terminate.

The Committed Bank Lenders reserve the right, prior to or after the execution of definitive documentation for the Facilities (which we agree will be initially drafted by your counsel), to syndicate all or a portion of the Committed Bank Lenders’ commitments hereunder to a group of financial institutions (together with the Committed Bank Lenders, the “Lenders”) identified by the Committed Bank Lenders in consultation with you and reasonably acceptable to them and you (in the case of the First Lien Term Loan Facility and the Second Lien Facility, such consent not to be unreasonably withheld, and in the case of the First Lien Revolving Facility, such consent not to be unreasonably withheld for an assignment to a Commercial Bank (as defined in Exhibit B hereto)), it being understood that the Committed Bank Lenders will not syndicate to those persons identified by you or either Sponsor in writing to the Committed Bank Lenders (or to their affiliates so designated in writing) on or prior to the date hereof or to any competitors of the Target or its subsidiaries or to any affiliates of such competitors, or to any person whose principal investment strategy is investing in distressed debt or the pursuance of loan-to-own strategies and that is identified from time to time in writing by either Borrower (as defined in Exhibit B hereto) or either Sponsor to the applicable Administrative Agent (such persons, collectively, the “Disqualified Institutions”) (provided that, on or after the Closing Date, either Borrower may designate additional entities with the consent of the applicable Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)); provided that, notwithstanding each Committed Bank Lender’s right to syndicate the Facilities and receive commitments with respect thereto, it is agreed that any syndication, assignment or receipt of commitments in respect of all or any portion of a Committed Bank Lender’s commitments hereunder prior to the initial funding under the Facilities shall not be a condition to such Committed Bank Lender’s commitments nor reduce such Committed Bank Lender’s commitments hereunder with respect to any of the Facilities (provided, however, that, notwithstanding the foregoing, assignments of a Committed Bank Lender’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted) and, unless you otherwise agree in writing, each Committed Bank Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Committed Bank Lenders’ commitments hereunder are not subject to or conditioned on the syndication of the Facilities. The Committed Bank Lenders intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the second preceding sentence). You agree actively to assist the Committed Bank Lenders (and to use your commercially reasonable efforts to cause the Sponsors and, to the extent practicable, appropriate and not in contravention

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of the terms of the Acquisition Agreement, the Target to actively assist the Committed Bank Lenders) in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall be limited to, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 30 days after the Closing Date, your using commercially reasonable efforts to (a) ensure that any syndication efforts benefit from the existing lending and investment banking relationships of you, the Sponsors and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, the Target, (b) facilitate direct contact between appropriate members of senior management, representatives and advisors of you and the Sponsors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, to provide contact between senior management, representatives and advisors of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) assist, and your using commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, to cause the Target to assist, in the preparation of a customary confidential information memorandum for the Facilities (the “Confidential Information Memorandum”) and other customary and reasonably available marketing materials to be used in connection with the syndications (all of which shall be in form substantially similar to confidential information memoranda and marketing materials prepared by companies sponsored by the Sponsors) and your using commercially reasonable efforts to provide such Confidential Information Memorandum (other than the portions thereof customarily provided by financing arrangers, and limited, in the case of information relating to the Target and its subsidiaries, to Required Information (as defined in the Acquisition Agreement)) to us no less than 10 consecutive business days prior to the Closing Date (or such shorter period reasonably acceptable to the Lead Arrangers) (provided that (i) if such 10 consecutive business day period shall not have ended on or prior to August 19, 2022, then such 10 consecutive business day period shall not commence prior to September 6, 2022 and (ii) if such 10 consecutive business day period shall not have ended on or prior to December 22, 2022, then such 10 consecutive business day period shall not commence prior to January 3, 2023), (d) prior to the launch of syndication, procure a public corporate credit rating and a public corporate family rating (but in each case, no specific rating) in respect of the Borrowers from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and procure public ratings (but no specific ratings) for each of the First Lien Term Loan Facility and the Second Lien Facility from each of S&P and Moody’s, (e) host, with the Committed Bank Lenders, no more than one meeting to be mutually agreed upon of prospective Lenders at a time and location to be mutually agreed upon (it being understood that any such meeting may take place via videoconference or web conference) and (f) to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, ensure that there shall be no competing issues of debt securities or syndicated credit facilities of Holdings (as defined in Exhibit A hereto), the Company, AcquisitionCo, the Target or any of their respective subsidiaries being offered, placed or arranged (other than (x) prior to the Closing Date, any Alternate Second Lien Facility, any replacements, extensions and renewals of existing indebtedness that matures prior to the date that is 60 days following the Expiration Date (as defined

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below), short-term working capital facilities, capital leases, purchase money indebtedness and equipment financings, in each case, entered into in the ordinary course of business, other indebtedness to be mutually agreed and any other indebtedness of the Target or its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement and (y) following the Closing Date, any indebtedness permitted to be incurred under the Facilities Documentation (as defined below) (other than any Incremental First Lien Facilities (as defined in Exhibit B hereto) and any Incremental Second Lien Facility (as defined in Exhibit C hereto), including any in-lieu indebtedness in respect thereof and any other indebtedness incurred pursuant to a ratio incurrence test) if the offering, placement or arrangement of such debt securities or syndicated credit facilities would have, in the reasonable judgment of Lead Arrangers holding at least a majority of the commitments hereunder, a detrimental effect upon the primary syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information (x) to the extent that the provision thereof could reasonably be expected to violate any attorney-client privilege, law, rule or regulation or any fiduciary duty or obligation of confidentiality (not created in contemplation hereof) binding upon, or waive any privilege that may be asserted by, you, the Sponsors, the Target or your or their respective affiliates (provided that in the case of any confidentiality obligation binding on you or your affiliates, you shall use commercially reasonable efforts to notify us, to the extent feasible, if any such information that we have specifically identified and requested is being withheld as a result of any such obligation of confidentiality and shall use commercially reasonable efforts to disclose such information in a manner that does not breach such confidentiality obligations or such attorney-client privilege) or (y) that consists of trade secrets, customer-specific data or competitively sensitive information of the Target or its subsidiaries that is not required to be provided pursuant to the Acquisition Agreement. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that none of the foregoing obligations set forth in this paragraph, including, without limitation, the commencement or completion of the syndication of the Facilities or the obtaining of ratings or your compliance with your obligations to assist with syndication efforts as set forth herein shall constitute a condition to the availability of the Facilities on the Closing Date or at any time thereafter.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to provide (and to use commercially reasonable efforts to cause the Sponsors and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, the Target to provide) to the Committed Bank Lenders all customary and reasonably available information with respect to you, the Sponsors, the Target and its subsidiaries and the Transactions, including all financial information and projections (such projections, together with any financial estimates,

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budgets, forecasts and other forward-looking information, the “Projections”), as the Committed Bank Lenders may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. You hereby represent and warrant that (with respect to information relating to the Target and its subsidiaries and their respective businesses to your knowledge), (a) all written information and written data of the Target and its subsidiaries and their respective businesses other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Committed Bank Lenders by or on behalf of you or any of your representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections in the Confidential Information Memorandum have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time delivered by you based on information provided by you, the Sponsors, the Target and your and their respective representatives; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and are not a guarantee of performance. You agree that if, at any time prior to the Closing Date and, thereafter, until the earlier to occur of (i) a Successful Syndication and (ii) 30 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Target and its subsidiaries and their respective businesses) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to your knowledge with respect to information relating to the Target and its subsidiaries and their respective businesses) in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. In arranging and syndicating the Facilities, the Committed Bank Lenders will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation or warranty under this paragraph, any supplement thereto, or the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date.

Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Committed Lenders or the Lead Arrangers in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraph 5 of the Summary of Additional Conditions.

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You hereby acknowledge that (a) the Committed Bank Lenders will make available on a confidential basis Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online, Debtdomain or similar electronic means to be used in connection with the syndication of each Facility and (b) certain of the Lenders (each, a “Public Lender”) may wish to receive only information and documentation that (i) is publicly available (or could be derived from publicly available information), (ii) is not material with respect to you, the Target or your or its respective subsidiaries or securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you or the Target were a public reporting company (in each case, as determined by you in good faith, which determination shall be conclusive) (collectively, the “Public Side Information”). If reasonably requested by the Committed Bank Lenders, you will use commercially reasonable efforts to assist the Committed Bank Lenders, and will use commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, to cause the Target to assist us, in preparing a customary additional version of the Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of the Confidential Information Memorandum will contain only Public Side Information. It is understood that in connection with your assistance described above, an authorization letter, in form substantially similar to authorization letters delivered by companies sponsored by the Sponsors, will be included in any Confidential Information Memorandum, which letter authorizes the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Lead Arrangers that the public-side version contains only Public Side Information (and, in each case, a “10b-5” representation to the Lead Arrangers customary for companies sponsored by the Sponsors), which Confidential Information Memorandum shall exculpate you, the Sponsors, the Target and your and their respective affiliates and us and our affiliates with respect to any liability related to the use of the Confidential Information Memorandum or any related marketing material by the recipients thereof. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”, which, at the minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers (subject to the confidentiality and other provisions of this Commitment Letter) to treat such materials as information that is Public Side Information (it being understood that you shall not be under any obligation to mark any particular portion of the Information as “PUBLIC”). You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (each, a “Private Lender”): (a) the Term Sheets; (b) drafts and final definitive documentation with respect to the Facilities (excluding, if applicable, any specifically identified schedules thereof); (c) administrative materials prepared by the Committed Bank Lenders for prospective

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Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Facilities. If you advise the Committed Bank Lenders that any of the foregoing items should be distributed only to Private Lenders, then none of the Lead Arrangers and the Committed Bank Lenders will distribute such materials to Public Lenders without your consent.

As consideration for the commitments of the Committed Lenders hereunder and their agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated as of the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders hereunder and their agreement to perform the services described herein and the initial funding under the Facilities on the Closing Date are subject solely to the conditions expressly set forth in the next sentence of this paragraph, in the Summary of Additional Conditions and, as applicable, (solely in the case of the First Lien Facilities) under the heading “Conditions Precedent to Initial Extensions of Credit” in the First Lien Facilities Term Sheet and (solely in the case of the Second Lien Facility) under the heading “Conditions Precedent to Initial Extension of Credit” in the Second Lien Facility Term Sheet. In addition to the immediately preceding sentence, the commitments of the Committed Lenders hereunder and the initial funding under the Facilities on the Closing Date are subject solely to the execution (as applicable) and delivery by the Borrowers, the Guarantors (as defined in the relevant Term Sheets) and the officers thereof, as the case may be, of definitive First Lien Facilities Documentation and Second Lien Facility Documentation (as defined in Exhibit C hereto), as applicable (collectively, the “Facilities Documentation”), customary closing certificates (including customary evidences of authority, charter documents and customary officers’ incumbency certificates), customary lien searches reasonably requested by the First Lien Administrative Agent (as defined in Exhibit B hereto) at least 30 days prior to the Closing Date and customary legal opinions with respect to the Facilities, in each case consistent with this Commitment Letter and the Fee Letter; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Target and its subsidiaries made by the Target in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (and any of your affiliates that is a party to the Acquisition Agreement) have the right to terminate your (and their) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition), in each case, without liability to any of you, the Sponsors or any of your or their respective affiliates as a result of a breach of such representations and warranties in such agreement (the “Company Representations”), (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions expressly set forth in this sentence, in the

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Summary of Additional Conditions and, as applicable, (solely in the case of the First Lien Facilities) under the heading “Conditions Precedent to Initial Extensions of Credit” in the First Lien Facilities Term Sheet and (solely in the case of the Second Lien Facility) under the heading “Conditions to Initial Extensions of Credit” in the Second Lien Facility Term Sheet are satisfied or waived, and (iii) to the extent any lien search, insurance certificate and/or Collateral (as defined in Exhibit B hereto) or any security interest therein (other than (x) the pledge and perfection of security interests in the pledged certificated stock of wholly-owned U.S.-organized entities (including the delivery of such share certificates (if any)) to the extent required under the First Lien Facilities Term Sheet; provided that stock certificates, if any, of the Target and its subsidiaries will only be required to be delivered on the Closing Date to the extent received by you from the Target, so long as you have used commercially reasonable and safe efforts to obtain them on the Closing Date and (y) other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such lien search, insurance certificate and/or Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered and perfected after the Closing Date (and in any event, in the case of the pledge and perfection of Collateral not otherwise required on the Closing Date, within 90 days after the Closing Date plus any extensions granted by the First Lien Administrative Agent in its sole discretion (which shall automatically also be deemed an extension by the Second Lien Administrative Agent)) pursuant to arrangements to be mutually agreed. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrowers in the Facilities Documentation and set forth in the Term Sheets relating to: corporate or other organizational existence; power and authority related to entry into and performance of the Facilities Documentation; the due authorization, execution, delivery and enforceability of the Facilities Documentation; the incurrence of the loans, the provision of guarantees and the granting of security interests, as applicable, contemplated herein not violating the constitutional documents of the Borrowers and, to the extent applicable, the Guarantors; solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency definition set forth in Annex I to Exhibit D hereto); creation, validity and perfection of security interests in the collateral to be perfected on the Closing Date (subject to the foregoing provisions of this paragraph relating to Collateral); U.S. Federal Reserve margin regulations; the use of loan proceeds not violating the PATRIOT Act; and the U.S. Investment Company Act. There shall be no conditions (implied or otherwise) to the commitments of the Committed Lenders hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facilities Documentation, other than those expressly stated to be conditions to the initial funding under the Facilities on the Closing Date in the second sentence of this paragraph, in the Summary of Additional Conditions and, as applicable, (solely in the case of the First Lien Facilities) under the heading “Conditions Precedent to Initial Extensions of Credit” in the First Lien Facilities Term Sheet and (solely in the case of the Second Lien Facility) under the heading “Conditions Precedent to Initial Extension of Credit” in the Second Lien Facility Term Sheet. Without limiting the conditions precedent provided herein to

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funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement. This paragraph is referred to as the “Funding Conditions Provision”.

You agree (a) to indemnify and hold harmless the First Lien Administrative Agent, the Second Lien Administrative Agent (as defined in Exhibit C hereto; together with the First Lien Administrative Agent, the “Administrative Agents”), the Lead Arrangers, each of the Committed Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing, but excluding (x) any of the foregoing in its capacity, if applicable, as financial advisor to the Target or any of its direct or indirect equity holders or affiliates in connection with the Transactions (each, a “Sell-Side Advisor”) and any Related Person (as defined below) of such Sell-Side Advisor in such capacity, (y) any of the foregoing in its capacity, if applicable, as a Private Equity Affiliate (as defined below) in connection with the Transactions and any Related Person of such Private Equity Affiliate in such capacity and (z) any Investor (as defined in Exhibit A hereto) in its capacity as such and any Related Person of such Investor in such capacity (each, other than such excluded parties, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable, documented and invoiced out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision), (iii) arising out of, or in connection with, any Proceeding that does not arise from an act or omission by you or any of your affiliates and that is brought by an Indemnified Person

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against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under any of the Facilities or (iv) to the extent they have resulted from any agreement governing any settlement that is effected without your prior written consent (which consent shall not be unreasonably withheld) and (b) to reimburse the Committed Lenders from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (including, but not limited to, expenses of the Committed Lenders’ due diligence investigation (and with respect to third-party diligence expenses, to the extent any such expenses have been previously approved by you, such approval not to be unreasonably withheld), syndication expenses and reasonable, documented and invoiced fees, disbursements and other charges of counsel to each Administrative Agent identified in the Term Sheets and, for the avoidance of doubt, not of counsel to any Committed Lender or Lead Arranger individually and of a single local counsel to the Administrative Agents in each relevant material jurisdiction, except allocated costs of in-house counsel), in each case incurred by the Committed Lenders in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person or any other party hereto (or their respective affiliates and representatives) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, SyndTrak Online or Debtdomain), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person or such other party, affiliate or representative (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (ii) none of you, the Sponsors, any Investor, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the Facilities or this Commitment Letter; provided that nothing contained in this clause (ii) shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person (or any Sell-Side Advisor, Private Equity Affiliate or Investor) means, if such Indemnified Person (or such Sell-Side Advisor, Private Equity Affiliate or Investor) is an Administrative Agent, a Lead Arranger or a Committed Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors, any of such Administrative Agent, Lead Arranger or Committed Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors.

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons (and not of any other person).

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You acknowledge that the Committed Lenders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you, the Sponsors, the Target and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Committed Lenders nor any of their affiliates will use confidential information obtained from or on behalf of you, the Sponsors or the Target by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Lenders nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Committed Lenders nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

Each of the parties hereto acknowledges that DB (or an affiliate thereof), UBS and Mizuho (or one of its affiliates) have been retained by you (or one of your affiliates) as financial advisors (in such capacity, the “Buy-Side Financial Advisors”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisors, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.

As you know, each Committed Bank Lender, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, research, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Committed Bank Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Sponsors, the Target and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Committed Bank Lender and its affiliates may also co-invest with, make direct investments in and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Sponsors, the Target or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Committed Lenders and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Committed Lenders will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty

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between the Committed Lenders or any of their respective affiliates and you, the Sponsors and the Target, your and their respective equity holders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Committed Lenders and their respective affiliates, on the one hand, and you and the Sponsors, on the other, (ii) in connection therewith and with the process leading to such transactions, each Committed Lender and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Sponsors, your and their respective management, equity holders, creditors or any other person, (iii) the Committed Lenders and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Committed Lenders or any of their respective affiliates have advised or are currently advising you, the Sponsors or the Target on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Committed Lenders and their affiliates do not provide tax, accounting or legal advice. You hereby waive and release any claims that you may have against the Committed Lenders (in their capacity as such) and their applicable affiliates (as the case may be) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any Sell-Side Advisor, or any financial advisor separately retained by you, the Sponsors, the Target or any of your or their respective affiliates in connection with the Transactions, in its capacity as such.

This Commitment Letter and the commitments hereunder shall not be assignable by you (other than to a Borrower, or to one or more other entities established in connection with the Transactions organized in the United States, any state thereof or the District of Columbia and controlled by the Sponsors, with all obligations and liabilities of AcquisitionCo hereunder being assumed by such Borrower or such other entity or entities upon the effectiveness of such assignment) without the prior written consent (which may be through electronic means) of the Committed Lenders, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and the Sponsors and the Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Sponsors and the Indemnified Persons) and are not intended to create a fiduciary relationship among the parties hereto. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement, determination or consultation by you (or any Borrower referred to in any Term Sheet) on or prior to the Closing Date, shall also be construed as providing for, requiring or otherwise contemplating consent, approval, agreement, determination or consultation by the Sponsors (unless the Sponsors otherwise

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notify the parties hereto). This Commitment Letter and the commitments hereunder shall not be assignable by any Committed Lender without the prior written consent of AcquisitionCo, except in accordance with the 5th or 7th paragraph of this Commitment Letter or pursuant to the next sentence. Any and all obligations of, and services to be provided by, the Committed Lenders hereunder (including, without limitation, their commitments) may be performed and any and all rights of the Committed Lenders hereunder may be exercised by or through any of their affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Committed Lenders from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Committed Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission, e-mail or other electronic transmission (e.g., a “pdf”, “tiff” or DocuSign) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter for the purpose of executing and delivering the Facilities Documentation substantially simultaneously with the closing of the Acquisition, it being acknowledged and agreed that the funding of the Facilities is subject to the applicable conditions precedent set forth in the second sentence of the Funding Conditions Provision and in Exhibit D of the Commitment Letter and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

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THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (A) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE TARGET OR ANY OF ITS SUBSIDIARIES IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (B) WHETHER YOU (AND ANY OF YOUR AFFILIATES THAT IS A PARTY TO THE ACQUISITION AGREEMENT) CAN TERMINATE YOUR (AND THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION), IN EACH CASE, WITHOUT LIABILITY TO ANY OF YOU, THE SPONSORS OR ANY OF YOUR OR THEIR RESPECTIVE AFFILIATES, (C) WHETHER A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED, AND (D) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE, BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW (AS DEFINED IN THE ACQUISITION AGREEMENT) OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby, and agrees that, to the extent permitted by law, all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or

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proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, in each case, located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsors, the Investors (including any potential co-investors) and to your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Lenders consent to such proposed disclosure (such consent not to be unreasonably withheld, conditioned or delayed), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter; provided that (i) you may disclose this Commitment Letter and the contents hereof to the Target and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof (x) in any proxy or other public filing relating to the Transactions, and (y) in the Confidential Information Memorandum in a manner to be mutually agreed upon, (iii) you may disclose this Commitment Letter and the contents hereof to potential lenders and other debt holders (including any prospective Additional Committing Lender, any Sponsor Relationship Lender and any prospective lenders in respect of any Alternate Second Lien Facility), and potential equity investors and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and to rating agencies in connection with obtaining ratings for the Borrowers and the Facilities, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing, and in the Confidential Information Memorandum, (v) to the extent portions thereof have been redacted in a customary manner (including, without limitation, redaction of fee amounts), you may disclose the Fee Letter and the contents thereof to the Target and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis

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and (vi) you may disclose the Fee Letter and the contents thereof to any prospective Additional Committing Lender, prospective Sponsor Relationship Lender or prospective equity investor and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis. The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Facilities Documentation for the Facilities shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary hereof.

You agree that you will permit us to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any reference to us or any of our affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release; provided that no such prior review and approval shall be required if such reference is limited to customarily identifying us or any of our applicable affiliates as a financing source for the Transactions.

The Committed Lenders and their affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection herewith solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Committed Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Committed Lender, to the extent not prohibited by applicable law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory authority having jurisdiction over such Committed Lender or any of its affiliates (in which case such Committed Lender, to the extent practicable and not prohibited by law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (c) to the extent that such information is or becomes publicly available other than by reason of disclosure by any of the Committed Lenders or any of their affiliates or any of the Committed Lenders’ and such affiliates’ respective officers, directors, employees, attorneys, accountants, advisors and other representatives in violation of any confidentiality obligations owing to you, the Sponsors, any Investor, the Target or any of your or their respective subsidiaries (including those obligations set forth in this paragraph), (d) to the extent that such information is received by such Committed Lender or its affiliates (other than Excluded Affiliates (as defined below)) from a third party that is not, to such Committed Lender’s or its affiliates’ knowledge, subject to confidentiality obligations owing to you, the Sponsors, any Investor, the Target or any of your or their respective subsidiaries, (e) to the extent that such information was

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already in such Committed Lender’s or its affiliates’ (other than Excluded Affiliates) possession on a non-confidential basis without a duty of confidentiality owing to you, the Sponsors, any Investor, the Target or any of your or their respective affiliates being violated, or is independently developed by such Committed Lender or its affiliates (other than Excluded Affiliates), (f) to such Committed Lender’s affiliates (other than Excluded Affiliates) and such Committed Lender’s and such affiliates’ respective trustees, officers, directors, employees, attorneys, accountants, advisors and other representatives (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (provided, that such Committed Lender shall be responsible for its Representatives, its affiliates and its affiliates’ Representatives), (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrowers and their obligations under any Facility (in each case, other than a Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld), to rating agencies in connection with obtaining ratings for the Borrowers, the First Lien Term Loan Facility and the Second Lien Facility, (i) for purposes of establishing a “due diligence defense”, (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter, (k) unless such person has been notified to hold such information in confidence from the other parties hereto, to any other party hereto or (l) to the extent you consent to such proposed disclosure; provided, however, that, no such disclosure shall be made by the Committed Lenders to (i) any of their affiliates that is engaged as a principal primarily in private equity, mezzanine financing or venture capital or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives (a “Private Equity Affiliate”) or (ii) any of their affiliates or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives that is a Sell-Side Advisor (together with the Private Equity Affiliates, in each case, other than a limited number of senior employees who are required, in accordance with industry regulations or the applicable Committed Lender’s internal policies and procedures to act in a supervisory capacity and the applicable Committed Lender’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”). Each Committed Lender shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or its affiliates’ Representatives to whom such Committed Lender has disclosed information pursuant to clause (f) in the proviso in the first sentence of this paragraph. The Committed Lenders’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding of the applicable Facility thereunder, if and to the extent the Committed Lenders are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.

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The syndication, “market flex”, reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, waiver of indirect, special, punitive or consequential damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law, venue, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter, syndication of the Facilities and provision of information, shall automatically terminate and be superseded by the Facilities Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub.L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”), each of the Committed Lenders and each other Lender is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding each Borrower and each Guarantor that will allow any of the Committed Lenders or such Lender to identify such Borrower and such Guarantor in accordance with the PATRIOT Act and the CDD Rule. This notice is given in accordance with the requirements of the PATRIOT Act and the CDD Rule and is effective as to the Committed Lenders and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the First Lien Administrative Agent, on behalf of the Committed Lenders, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on May 25, 2022. The Committed Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that the First Lien Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of each of the Committed Lenders hereunder shall automatically terminate upon the first to occur of (i) the date the Acquisition Agreement is terminated by you or otherwise validly terminated in accordance with its terms prior to the consummation of the Transactions, (ii) December 2, 2022 (the “Expiration Date”) (provided, if the Termination Date under and as defined in the Acquisition Agreement is automatically extended under Section 8.2(a) of the Acquisition Agreement to February 24, 2023, then the Expiration Date shall

21

automatically be extended to March 3, 20231), unless each of the Committed Lenders shall, in their discretion, agree to an extension and (iii) the consummation of the Transactions with or without the funding of the Facilities. You shall have the right to terminate this Commitment Letter and the commitments of the Committed Lenders hereunder with respect to the Facilities (or a portion thereof (x) pro rata among the Committed Lenders under any given Facility or (y) on a non-pro rata basis if any Committed Lender at any time would qualify as a Defaulting Lender (as defined in the Precedent Facility (as defined in the First Lien Facilities Term Sheet)) at any time upon written notice to the Committed Lenders from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letter.

[Remainder of this page intentionally left blank]

[1]	Reflects the fifth Business Day following the nine-month anniversary of the date of this Commitment Letter.

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The Committed Lenders are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

[signature pages follow]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ William C. Frauen
Name: William C. Frauen
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ William C. Frauen
Name: William C. Frauen
Title: Managing Director

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

[Signature Page to Project Corgi Commitment Letter]

UBS AG, STAMFORD BRANCH

By:	/s/ David Juge
Name: David Juge
Title: Managing Director

By:	/s/ Kevin Pluff
Name: Kevin Pluff
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ David Juge
Name: David Juge
Title: Managing Director

By:	/s/ Kevin Pluff
Name: Kevin Pluff
Title: Managing Director

[Signature Page to Project Corgi Commitment Letter]

BANK OF MONTREAL

By:	/s/ Eric Oppenheimer
Name: Eric Oppenheimer
Title: Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Colin Bathgate
Name: Colin Bathgate
Title: Managing Director

[Signature Page to Project Corgi Commitment Letter]

MIZUHO BANK, LTD.

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Managing Director

[Signature Page to Project Corgi Commitment Letter]

Accepted and agreed to as of the date first above written:

CORGI BIDCO, INC.

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

[Signature Page to Project Corgi Commitment Letter]

CONFIDENTIAL	EXHIBIT A

Project Corgi

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter.

The Sponsors, together with (at the Sponsors’ election) one or more other investors arranged by and designated by the Sponsors (collectively with the Sponsor, the “Investors”), intend to consummate the Acquisition (as defined below). In connection with the foregoing, the Sponsors have established or intend to establish (1) a newly formed U.S. limited partnership (“TopCo”), (2) a newly formed Delaware limited partnership and a wholly-owned subsidiary of TopCo (“HoldCo”), (3) a newly formed Delaware limited partnership and a wholly-owned subsidiary of HoldCo (“Holdings”), (4) a newly formed Delaware limited partnership and a wholly-owned subsidiary of Holdings (the “Company”), (5) Corgi BidCo, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of the Company (“AcquisitionCo”), (6) a newly formed Delaware limited liability company and a wholly-owned subsidiary of the Company (“U.S. BidCo I”), (7) a newly formed Delaware limited liability company and a wholly-owned subsidiary of the Company (“U.S. BidCo II”), (8) a newly formed company incorporated under the laws of England and Wales and a wholly-owned subsidiary of the Company (“U.K. BidCo”) and (9) Corgi Merger Sub, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of AcquisitionCo (“Merger Sub”).

In connection with the foregoing, it is intended that:

a)

The Investors will, directly or indirectly (including through one or more holding companies), make cash equity contributions to Holdings (the “Equity Contribution”) in an aggregate amount that, when combined with the value of the equity of management and existing equity holders of the Target and its subsidiaries retained, rolled over or otherwise invested in TopCo in connection with the Transactions (as defined below), equals at least 35.0% of the pro forma capitalization of TopCo and its subsidiaries (to be defined as the sum of (I) 100% of the aggregate principal amount of funded third party debt for borrowed money of the Borrowers (subject to adjustment as provided below), plus (II) the total amount of equity (including any equity retained, rolled over or otherwise invested as provided above) of TopCo and its subsidiaries) as of the Closing Date after giving effect to the Transactions (for purposes of this determination, (1) debt shall be less the amount of cash on the balance sheet of the Target and its subsidiaries after giving effect to the Transactions and (2) excluding for purposes of this determination increased levels of debt (x) from any borrowing under the First Lien Revolving Facility on or after the Closing Date not utilized to finance Transaction Costs (as defined below) (including any borrowing used to finance working capital purposes (including any refinancing of indebtedness incurred for working capital purposes)) and (y) as a result of all original issue discount and/or upfront fees in respect of the Facilities (including any First Lien Term Loan Flex Increase and any Second Lien Flex Increase) other than the First Lien Upfront Fee and the Second Lien Upfront Fee payable under, and as defined in, the Fee Letter), which amount, together with proceeds from the Facilities (and/or an Alternate Second Lien Facility), shall be used inter alia to consummate the Acquisition, to fund the Refinancing (as defined below), to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, together with the Acquisition Consideration (as defined below) and the Refinancing, the “Transaction Costs”) and for any other purpose not prohibited under the Facilities; provided that, immediately after the consummation of the Transactions on the Closing Date, the Sponsors will, directly or indirectly, control a majority of the economic and voting interests in AcquisitionCo; provided, further, that, to the extent any stockholder or other equity holder of the Target has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the shares or other equity interests subject to such appraisal rights (the “Appraisal Shares”) and, for purposes of this Commitment Letter, an aggregate amount of such equity commitment letters up to, but not in excess of, the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the Appraisal Shares shall be included in the amount and percentage of the Equity Contribution from and after the Closing Date as if such amount was funded in cash (with it being understood that, on or prior to the date of the final resolution of all such appraisal rights, the lesser of (a) the amount necessary to satisfy such appraisal rights in full and (b) the full amount committed under such equity commitment letters shall be drawn and funded, directly or indirectly, in cash to the Target in the form of common equity, or other equity on terms reasonably acceptable to the Lead Arrangers) (the “Post-Closing Equity Contribution”).

b)

Pursuant to the Agreement and Plan of Merger (together with the Target’s disclosure schedules delivered in connection therewith, and as further amended, supplemented, waived or otherwise modified from time to time in accordance with paragraph 1 of the Summary of Additional Conditions, collectively, the “Acquisition Agreement”), among, inter alia, AcquisitionCo, Merger Sub and Covetrus, Inc., AcquisitionCo will, directly or indirectly, acquire all of the issued and outstanding equity interests of the Target (such acquisition, the “Acquisition”) and Merger Sub will merge with and into the Target, with the Target surviving such merger. Pursuant to the Acquisition, the Target’s equity holders shall have the right to receive the amounts required to consummate the Acquisition (collectively, the “Acquisition Consideration”) in accordance with the terms of the Acquisition Agreement.

c)

The Borrowers will obtain or cause to be obtained the Facilities, consisting of (1) up to $1,525.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any First Lien Term Loan Flex Increase) under the First Lien Term Loan Facility, and (2) up to $300.0 million under the First Lien Revolving Facility, and (3) up to $425.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any Second Lien Flex Increase) under the Second Lien Facility, in each case, on the closing date of the Acquisition.

d)

All amounts outstanding on the Closing Date (other than contingent obligations and letters of credit that are cash collateralized, backstopped or “grandfathered” as having been issued under the First Lien Facilities) under that certain Credit Agreement, dated as of February 7, 2019 (as amended, supplemented, waived or otherwise modified from time to time, the “Existing Credit Agreement”), among the Target, the lenders party thereto, and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, will be repaid, redeemed, defeased, terminated or otherwise discharged (or notice for the repayment, redemption, defeasance, termination or discharge thereof will be given) (the “Refinancing”). In connection with the Acquisition, the Borrowers may directly or indirectly distribute, contribute or lend funds to the borrowers under such facilities in order to consummate the Refinancing, which loans may be forgiven, contributed or distributed at the Borrowers’ discretion.

The transactions described above and the payment of related fees, premiums and expenses are collectively referred to herein as the “Transactions”.

CONFIDENTIAL	EXHIBIT B

Project Corgi

First Lien Facilities

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrowers:	(i) Initially, Merger Sub and, following the Acquisition, the Target as the survivor of the merger contemplated thereby (the “Corgi I Borrower”), (ii) U.S. BidCo I (the “Corgi II Borrower”) and (iii) U.S. BidCo II (the “Corgi III Borrower” and, together with the Corgi I Borrower and the Corgi II Borrower, the “Borrowers”). The Company may, in its sole discretion, designate one or more of its direct or indirect wholly-owned U.S. subsidiaries as co-borrowers, on a joint and several basis; provided that any such designation will be subject to delivery of all necessary “know your customer” documentation and information in a manner consistent with the Precedent Facility.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agents:	DBNY will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “First Lien Administrative Agent”) in respect of the First Lien Facilities for a syndicate of financial institutions reasonably acceptable to the Company (together with the Committed Lenders, the “First Lien Lenders”), and will perform the duties customarily associated with such roles.

First Lien Lead Arrangers:	DBSI, UBS Securities, BMOCM and Mizuho will act as joint lead arrangers and joint bookrunners for the First Lien Facilities (in such capacity, the “First Lien Lead Arrangers”), and will perform the duties customarily associated with such roles.

First Lien Facilities:

(A) A first lien secured term loan facility in an aggregate principal amount of up to $1,525.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any First Lien Term Loan Flex Increase) (the “First Lien Term Loan Facility”; the loans thereunder, the “First Lien Term Loans”).

(B) A first lien secured cash flow-based revolving credit facility in an aggregate principal amount of up to $300.0 million (the “First Lien Revolving Facility” and, together with the First Lien Term Loan Facility, the “First Lien Facilities”). First Lien Lenders with commitments under the First Lien Revolving Facility are collectively referred to as “First Lien Revolving Lenders”; the commitments thereunder are collectively referred to as the “First Lien Revolving Commitments”; and the loans thereunder are collectively referred to as “First Lien Revolving Loans”; and together with the First Lien Term Loans, the “First Lien Loans”.

The First Lien Revolving Facility shall be available to the Borrowers and shall be available to be drawn in U.S. dollars, Canadian dollars, Euros, Pound Sterling, Swiss Francs and other currencies as may be mutually agreed by the Company and the First Lien Revolving Lenders.

Swingline Loans:	In connection with the First Lien Revolving Facility, DBNY (in such capacity, the “Swingline Lender”) will make available to the Borrowers a swingline facility under which the Borrowers may make short-term borrowings (on same-day notice) of up to $65.0 million. Except for purposes of calculating the Commitment Fee described in Annex I to this Term Sheet, any such swingline borrowings will reduce availability under the First Lien Revolving Facility on a dollar-for-dollar basis.

Each First Lien Revolving Lender shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

If any First Lien Revolving Lender becomes a Defaulting Lender (to be defined consistent with the Precedent Facility (as defined under the heading “Security” below)), then the swingline exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their First Lien Revolving Commitments up to an amount such that the revolving credit exposure of each such non-Defaulting Lender does not exceed its First Lien Revolving Commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrowers to repay such “uncovered” exposure in respect of the swingline loans.

Incremental First Lien Facilities:	The First Lien Facilities will permit the Borrowers to add additional term loans under the First Lien Term Loan Facility or one or more incremental term loan facilities, which, for the avoidance of doubt, may take the form of delayed draw term loans, to be included in the First Lien Facilities (each, an “Incremental First Lien Term Facility”; the loans thereunder, the “Incremental First Lien Term Loans”) and/or add additional revolving credit facility commitments or letter of credit facility commitments under the First Lien Revolving Facility or one or more revolving credit facility commitments or letter of credit facility commitments to be included in the First Lien Facilities (each, an “Incremental First Lien Revolving Facility”; together with any Incremental First Lien Term Facility, the “Incremental First Lien Facilities”) in an aggregate principal amount for all such increases and incremental facilities not to exceed the sum of (a) an unlimited amount if, after giving effect to the incurrence of such amount, either (x) the Total First Lien Leverage Ratio (as defined below) is equal to or less than 5.50:1.00 (and assuming all such amounts (including amounts incurred as described in the final paragraph under the heading “Incremental First Lien Facilities”) were secured on a first lien secured basis, whether or not so secured and calculated as if any Incremental First Lien Revolving Facility being initially provided on any date of determination were fully drawn on such date, but excluding amounts incurred in accordance with the following clause (b)) or (y) the pro forma Total First Lien Leverage does not exceed the Total First Lien Leverage Ratio in effect prior to such transactions (and assuming all such amounts (including amounts incurred as described in the final paragraph under the heading “Incremental First Lien Facilities”) were secured on a first lien secured basis, whether or not so secured and calculated as if any Incremental First Lien Revolving Facility being initially provided on any date of determination were fully drawn on such date, but excluding amounts incurred in accordance with the following clause (b)) (the amount available under this clause (a), the “First Lien Ratio Incremental Facility”) and (b) the sum of (i) the greater of (x) $280.0 million and (y) an amount equal to pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Company are available and (ii) an amount equal to the available capacity under the basket set forth in Subsection 8.1(b)(xiii) of the Precedent Facility (the amount available under this clause (b), the “First Lien Cash Capped Incremental Facility”); provided that (x) at the Company’s option, capacity under the First Lien Ratio Incremental Facility shall be deemed to be used before capacity under the First Lien Cash Capped Incremental Facility and (y) loans may be incurred under the First Lien Ratio Incremental Facility, the First Lien Cash Capped Incremental Facility, the First Lien Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a Total First Lien Leverage Ratio incurrence test, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by first calculating the amount available to be incurred under the First Lien Ratio Incremental Facility by disregarding any concurrent utilization of the First Lien Cash Capped Incremental Facility, the First Lien Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a Total First Lien Leverage Ratio incurrence test (provided that any portion of any Incremental First Lien Facility incurred under the First Lien Cash Capped Incremental Facility may be reclassified, as the Company may elect from time to time, as having been incurred under the First Lien Ratio Incremental Facility if the Company meets the ratio under the First Lien Ratio Incremental Facility at such time on a pro forma basis); provided further that (i) no existing First Lien Lender will be required to participate in any such Incremental First Lien Facility, (ii) no payment or bankruptcy event of default exists, or would exist after giving effect thereto, (iii) the termination date of any Incremental First Lien Revolving Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to the termination date of, the First Lien Revolving Facility, (iv) the final maturity date and the weighted average life to maturity of any such Incremental First Lien Term Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the First Lien Term Loan Facility (subject to exceptions for customary bridge financings and escrow or similar arrangements); provided, that in the case of the foregoing clauses (iii) and (iv), (1) up to the greater of (x) $280.0 million and (y) an amount equal to 100% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Company are available in the aggregate and (2) any indebtedness incurred in connection with an acquisition or other investment permitted under the First Lien Facilities Documentation (as defined under the heading “Documentation” below) in either case of Incremental First Lien Revolving Facilities, Incremental First Lien Term Loans, Specified Refinancing Term Loans (as defined in the Precedent Facility, “Refinancing First Lien Term Facilities”), First Lien Incremental Equivalent Debt (as defined below) and Permitted Debt Exchange Notes (as defined in the Precedent Facility) may have a maturity date and weighted average life to maturity that is earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the First Lien Term Loan Facility (such indebtedness, “First Lien Earlier Maturity Debt”), (v) the interest rates applicable to any Incremental First Lien Facilities, and (subject to clause (iv) above) the amortization schedule applicable to any Incremental First Lien Term Facility shall be determined by the Company and the lenders thereunder; provided that with respect to any broadly syndicated Incremental First Lien Term Facility in an aggregate principal amount in excess of the greater of (x) $555.0 million and (y) an amount equal to 200% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Company are available (the “MFN Threshold Amount”) incurred pursuant to the First Lien

Ratio Incremental Facility in the form of floating rate term loans denominated in U.S. dollars that is secured on a pari passu basis by the Collateral (as defined under the heading “Security” below) securing the First Lien Facilities (x) that is made on or prior to the date that is 6 months after the Closing Date, (y) with a maturity date of or earlier than the First Lien Term Loan Maturity Date (as defined under the heading “Final Maturity and Amortization” below) and (z) is not incurred in connection with an acquisition or other investment permitted under the First Lien Facilities Documentation, any refinancing of any other indebtedness or a dividend recapitalization, if the applicable interest rate relating to the Incremental First Lien Term Facility exceeds the applicable interest rate relating to the existing First Lien Term Loan Facility by more than 100 basis points, the applicable interest rate relating to the existing First Lien Term Loan Facility (the “Existing First Lien Interest Rate”) shall be increased to the extent necessary so that the Existing First Lien Interest Rate is equal to the applicable interest rate relating to such Incremental First Lien Term Facility minus 100 basis points (the “Adjusted First Lien Interest Rate”, and the number of basis points by which the Existing First Lien Interest Rate is increased, the “Increased Amount”); provided further that in determining such applicable interest rates, (x) original issue discount (“OID”) or upfront fees (but, in each case, exclusive of any arrangement or structuring or any other fees payable in connection therewith (other than, in the case of a syndicated Incremental First Lien Term Facility or the existing First Lien Term Loan Facility, if any such fees are shared with all First Lien Lenders providing such syndicated Incremental First Lien Term Facility or the existing First Lien Term Loan Facility, as applicable)) (which upfront fees shall be deemed to constitute a like amount of OID) paid by the Borrowers to the First Lien Lenders under the Incremental First Lien Term Facility and the existing First Lien Term Loan Facility, as applicable, in the initial primary syndication thereof shall be included and equated to interest rate (with OID and upfront fees being equated to interest rate based on an assumed four-year life to maturity) and (y) any amendments to the applicable margin or rate on the existing First Lien Term Loan Facility that became effective subsequent to the Closing Date but prior to the effective time of such Incremental First Lien Term Facility shall also be included in such calculations; provided further that if (1) Term SOFR (as defined in Annex I to this Term Sheet) or ABR (as defined in Annex I to this Term Sheet) in respect of such Incremental First Lien Term Facility includes an interest rate floor greater than the interest rate floor applicable to the existing First Lien Term Loan Facility, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the existing First Lien Term Loan Facility shall be required, to the extent an increase in the interest rate floor in the existing First Lien Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing First Lien Term Loan Facility shall be increased by such increased amount to the extent necessary to adjust the applicable Existing First Lien Interest Rate to be equal to the applicable Adjusted First Lien Interest Rate, (2) Term SOFR or ABR in respect of such Incremental First Lien Term Facility includes an interest rate floor lower than the interest rate floor applicable to the existing First Lien Term Loan Facility or does not include any interest rate floor, to the extent a reduction in the interest rate floor in the existing First Lien Term Loan Facility would cause a reduction in the interest rate then in effect thereunder, the difference between the interest rate floor applicable to the existing First Lien Term Loan Facility and the interest rate floor applicable to such Incremental First Lien Term Facility (which shall be deemed to equal 0% for any Incremental First Lien Term Facility without any interest rate floor), but which in any event shall not exceed the maximum amount by which a reduction in the interest rate floor applicable to the existing First Lien Term Loan Facility would cause a reduction in the interest rate then in effect thereunder, shall reduce the applicable interest margin of such Incremental First Lien Term Facility for purposes of determining whether an increase in the Existing First Lien Interest Rate shall be required and (3) the existing First Lien Term Loan Facility includes a pricing grid, the interest margins in such pricing grid which are not in effect at the time such Incremental First Lien Term Facility becomes effective shall in each case be increased by an amount equal to the Increased Amount, (vi) in the case of any new First Lien Lender under an Incremental First Lien Revolving Facility that would have commitments under the First Lien Revolving Facility, such new First Lien Lender shall be subject to the consent of the parties whose consent would be required in connection with an assignment of First Lien Revolving Commitments or First Lien Revolving Loans under the heading “Assignments and Participations” below (such consent not to be unreasonably withheld, conditioned or delayed) and (vii) any Incremental First Lien Facility shall be on terms and pursuant to documentation reasonably satisfactory to the Company.

The First Lien Facilities Documentation will include “limited condition transaction” provisions consistent with the Precedent Facility.

As used herein, the “Total First Lien Leverage Ratio” means the ratio of total first lien secured net debt for borrowed money that is secured by first priority liens on the Collateral (as defined under the heading “Security” below) (calculated (x) net of (1) unrestricted cash and cash equivalents (it being understood that unrestricted cash and cash equivalents shall be measured as of the most recent fiscal month of the Company for which consolidated financial statements are available) other than the proceeds of any indebtedness that are not intended to be used for working capital purposes (other than to the extent such proceeds are intended to be promptly applied), if applicable, borrowed at the time of determination and (2) cash and cash equivalents which cash collateralize letters of credit issued on behalf of the Company or any of its restricted subsidiaries, including the cash proceeds of any indebtedness being incurred at the time of determination and (y) excluding (i) any debt secured by a junior lien on the Collateral or that is contractually subordinated in right of payment to the

First Lien Term Loans, (ii) any outstanding First Lien Revolving Loans and other revolving loans used to finance the working capital needs of the Company and its subsidiaries (as determined by the Company in good faith), (iii) any unreimbursed outstanding drawn amounts under funded letters of credit (provided that such amounts shall not be counted as debt until five business days after such amounts were drawn), (iv) obligations under or in respect of any Special Purpose Financing (as defined in the Precedent Facility), (v) indebtedness or other obligations arising from any cash management or related services and (vi) financing leases and any other lease obligations (the foregoing clauses (x) and (y), collectively, the “Debt Adjustments”) to trailing four-quarter EBITDA (to be defined as set forth under the heading “Documentation” below and in any event shall include, without duplication, (x) adjustments (which, for the avoidance of doubt, will not be subject to any caps) for pro forma “run rate” cost savings, operating expense reductions, revenue or operating enhancements and synergies (including revenue synergies, including those related to new business and customer wins, the modification or renegotiation of contracts and other arrangements and pricing adjustments and increases) relating to the Transactions or operational changes or other initiatives that are projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 36 months after the Closing Date or the consummation of any such operational change or other initiatives, respectively, net of the amount of the actual benefits realized during such period from such actions, (y) additions of the type reflected in any of (i) the Sponsors’ financial model, dated as of May 9, 2022, (ii) the Quality of Earnings report of PricewaterhouseCoopers LLP, dated as of May 6, 2022, (iii) the Confidential Information Memorandum and (iv) any other quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing or any other accounting firm reasonably acceptable to the First Lien Administrative Agent (it being understood that any “Big Four”

accounting firms are acceptable) and delivered to the First Lien Administrative Agent in connection with an acquisition or other investment permitted under the First Lien Facilities Documentation and (z) solely with respect to the Company’s technology business, (i) the amortization of Capitalized Software Expenditures (to be defined in a manner consistent with the EP Credit Agreement) and (ii) an addback for internal software development costs that are expensed during the period but which could have been capitalized in accordance with GAAP, “EBITDA”).

The First Lien Facilities will permit the Borrowers to utilize availability under the Incremental First Lien Facilities amount to issue first or junior lien secured notes or loans (including loans under the Second Lien Facility) (subject to (A) the Intercreditor Agreement (as defined under the heading “Security” below) or (B) other intercreditor terms to be agreed (such terms referred to in clauses (A) and (B), the “Intercreditor Terms”)) or unsecured notes or loans, with the amount of such secured or unsecured notes or loans incurred and outstanding pursuant to the First Lien Cash Capped Incremental Facility reducing the aggregate principal amount available for the Incremental First Lien Facilities pursuant to the First Lien Cash Capped Incremental Facility (“First Lien Incremental Equivalent Debt”); provided that, such secured or unsecured notes or loans (i)(x) other than with respect to any revolving credit facility, do not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, loans under the First Lien Term Loan Facility (subject to exceptions for First Lien Earlier Maturity Debt, customary bridge financings and escrow or similar arrangements) or (y) in the case of any revolving credit facility, do not mature prior to the maturity date of the First Lien Revolving Facility, (ii) shall not (subject to exceptions for escrow or similar arrangements consistent with those in the Precedent Facility) be secured by any lien on any asset of any Borrower or any Guarantor (as defined under the heading “Guarantees” below) that does not also secure the First Lien Facilities, or be guaranteed by any person other than the Guarantors and (iii) in the case of any such secured notes or loans, shall be subject to an intercreditor agreement consistent with the Intercreditor Terms above.

First Lien Refinancing Facilities:	The First Lien Facilities Documentation will include “refinancing facilities” provisions consistent with the Precedent Facility.

Purpose:	(A) The proceeds of borrowings under the First Lien Term Loan Facility will be used by the Borrowers, on or after the Closing Date, together with the proceeds of borrowings of the First Lien Revolving Loans, the proceeds of borrowings under the Second Lien Facility (and/or an Alternate Second Lien Facility) and the proceeds of the Equity Contribution, solely to finance Transaction Costs.

(B) The First Lien Revolving Loans may be incurred and Letters of Credit (as defined under the heading “Letters of Credit” below) may be issued on or after the Closing Date (subject, in the case of First Lien Revolving Loans on the Closing Date, to the limitation set forth under the heading “Availability” below) and the proceeds thereof may be used to finance Transaction Costs or for working capital, capital expenditures, general corporate purposes and any other purpose not prohibited by the First Lien Facilities Documentation.

Availability:	(A) The First Lien Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Loan Facility that are repaid or prepaid may not be reborrowed.

(B) Up to $65.0 million of First Lien Revolving Loans (exclusive of letter of credit usage) may be made available on the Closing Date to fund fees and expenses in connection with the Transactions, finance capital expenditures and for other general corporate purposes, plus such additional amounts as are necessary (i) to fund “flex” OID under the Facilities, (ii) for ordinary course working capital purposes (including to refinance any indebtedness incurred for working capital purposes) and (iii) to fund any purchase price adjustments in accordance with the terms of the Acquisition Agreement. Additionally, First Lien Revolving Loans may be made available on the Closing Date for any other purpose up to the amount of cash and cash equivalents held by foreign subsidiaries of the Target and for which the repatriation of such funds may (i) result in adverse tax consequences to Topco or one of its subsidiaries (as determined by the Company in good faith) or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under any facilities no longer available to the Target or its subsidiaries as of the Closing Date. Otherwise, First Lien Revolving Loans and Letters of Credit under the First Lien Revolving Facility will be available at any time prior to the final maturity of the First Lien Revolving Facility (including, subject to the limitation described in this paragraph, on the Closing Date), in minimum principal amounts to be agreed upon. Amounts repaid under the First Lien Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth in Annex I to this Term Sheet.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, with respect to overdue interest, the applicable interest rate for the principal of the related loan plus 2.00% per annum, and with respect to any other overdue amount, the interest rate applicable to ABR loans plus 2.00% per annum.

Letters of Credit:	$65.0 million in the aggregate under the First Lien Revolving Facility will be available to the Borrowers for the purpose of issuing letters of credit (the “Letters of Credit”). Letters of Credit will be issued by the Committed Lenders (or their respective affiliates, as applicable) and other Lenders who agree to act as issuing lenders and that are reasonably acceptable to the Company and the First Lien Administrative Agent (each, an “Issuing Lender”); provided that none of DBNY or UBS AG shall be required to issue any letter of credit that is not a standby letter of credit; provided, further, that unless otherwise agreed by the applicable Lender, each Committed Lender’s (or its applicable affiliate’s) Letter of Credit commitment will not be greater than its proportionate share of the letter of credit sublimit based on its commitments under the Revolving Facility on the Closing Date. Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the fifth business day prior to the final maturity of the First Lien Revolving Facility; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above). Letters of Credit shall be available to be issued in the same currencies as are available to be borrowed under the First Lien Revolving Facility.

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with its own funds or with the proceeds of borrowings under the First Lien Revolving Facility) within one business day after written notice of such drawing is received by the Company from the relevant Issuing Lender; it being understood and agreed that, if after giving effect to any drawing under any Letter of Credit, the amount of unused First Lien Revolving Commitments is less than the amount of such drawing, the Borrowers may borrow First Lien Revolving Loans for the purpose of reimbursing such drawing, so long as, after giving effect to such borrowing and reimbursement, the sum of the outstandings under the First Lien Revolving Facility (including First Lien Revolving Loans, the Letters of Credit outstandings and the swingline borrowings thereunder) does not exceed the total First Lien Revolving Commitments. To the extent that the Borrowers do not reimburse the Issuing Lender within the time period specified above, the First Lien Revolving Lenders shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective First Lien Revolving Commitments.

If any First Lien Revolving Lender becomes a Defaulting Lender then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their First Lien Revolving Commitments up to an amount such that the revolving credit exposure of each such non-Defaulting Lender does not exceed its First Lien Revolving Commitments. In the event that such reallocation does not fully cover the exposure of such Defaulting Lender, the relevant Issuing Lender may require the Borrowers to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit.

Final Maturity and Amortization:	(A) The First Lien Term Loan Facility will mature on the date that is seven years after the Closing Date (the “First Lien Term Loan Maturity Date”) and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the First Lien Term Loan Facility, commencing with the second full fiscal quarter following the Closing Date, with the balance payable on the First Lien Term Loan Maturity Date; provided that the First Lien Facilities Documentation shall provide the right of individual First Lien Lenders to agree to extend the maturity of their First Lien Term Loans upon the request of the Company and without the consent of any other First Lien Lender (as further described under the heading “Voting” below).

(B) The First Lien Revolving Facility will mature, and the First Lien Revolving Commitments will terminate, on the date that is five years after the Closing Date (“First Lien Revolving Facility Maturity Date”); provided that the First Lien Facilities Documentation shall provide the right of individual First Lien Revolving Lenders to agree to extend the maturity of their First Lien Revolving Commitments upon the request of the Company and without the consent of any other First Lien Lender (and as further described under the heading “Voting” below).

Guarantees:	All obligations of (i) the Borrowers under the First Lien Facilities (the “Borrower Obligations”) and (ii) at the Company’s option, any Borrower or any Guarantor under interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) or cash management arrangements designated by the Company, including any entered into with any First Lien Lender, any Second Lien Lender (as defined in Exhibit C to the Commitment Letter) or any affiliate of a First Lien Lender or a Second Lien Lender (the “Hedging/Cash Management Arrangements”), will be guaranteed by Holdings (provided that the guarantee by Holdings shall be non-recourse and limited to the equity of the Company), the Company, AcquisitionCo and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrowers (other than any such subsidiary (r) that is an Escrow Subsidiary (as defined in the Precedent Facility), (s) that is acquired by the Company or any restricted subsidiary and, at the time of the relevant acquisition, is an obligor in respect of assumed indebtedness permitted by the First Lien Facilities Documentation to the extent (and solely for so long as) the documentation governing the applicable assumed indebtedness prohibits such subsidiary from providing a guarantee, (t) that is a subsidiary of a foreign subsidiary of the Company, (u) that is an unrestricted subsidiary, (v) that is a captive insurance subsidiary, (w) that is a not-for-profit subsidiary, (x) that is individually, and together with any other subsidiaries deemed immaterial subsidiaries, below materiality thresholds to be agreed, (y) that is not permitted by law, regulation or contract to provide such guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received, or for which the provision of such guarantee would result in material adverse tax consequences to TopCo or one of its subsidiaries (as determined by the Company in good faith) or (z) certain special purpose entities (such subsidiaries described in the foregoing clauses (r) through (z), collectively, the “excluded subsidiaries”)); it being understood that a domestic subsidiary, substantially all of whose assets consist of shares, equity interests, capital stock and/or indebtedness of one or more foreign subsidiaries, intellectual property relating to such foreign subsidiaries and any other assets incidental thereto, will be deemed a foreign subsidiary for purposes of this provision (such guarantors, other than Holdings, the “Subsidiary Guarantors”; and together with Holdings, the “Guarantors”; and together with the Borrowers, the “Loan Parties”; and each a “Loan Party”; and such guarantees, the “Guarantees”); provided that any domestic subsidiary of the Company providing a guarantee in respect of the Second Lien Facility shall be a Guarantor under the First Lien Facilities.

In addition, certain subsidiaries may be excluded from the guarantee requirements under the First Lien Facilities Documentation in circumstances where the Company and the First Lien Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Unrestricted Subsidiaries:	Subject to the restricted payments covenant in the First Lien Facilities Documentation, the Company may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the First Lien Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the First Lien Facilities Documentation except to the extent of distributions received therefrom.

Security:

Subject to the limitations set forth below in this section, and, on the Closing Date, to the Funding Conditions Provision, the Borrower Obligations and the Guarantees (and, at the Company’s option, Hedging/Cash Management Arrangements) will be secured by a security interest in substantially all the present and after-acquired tangible and intangible assets of each Borrower and each Subsidiary Guarantor, and in the capital stock of the Company, AcquisitionCo and the Borrowers (collectively, but excluding Excluded Assets (as defined below), the “Collateral”), which security interest in the Collateral will be first in priority (as among the First Lien Facilities and the Second Lien Facility), and subject to liens permitted to exist under the First Lien Facilities Documentation and shall include (except as to Excluded Assets) but not be limited to (a) a perfected pledge of all the capital stock of each direct, wholly owned material restricted subsidiary held by any Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary of a U.S. entity, shall be limited to 65% of each series of capital stock of such foreign subsidiary and it being understood that a domestic subsidiary, substantially all of whose assets consist of shares, equity interests, capital stock and/or indebtedness of one or more foreign subsidiaries, intellectual property relating to such foreign subsidiaries and any other assets incidental thereto, will be deemed to be a foreign subsidiary for purposes of this provision) and of the capital stock of AcquisitionCo and the Borrowers and (b) perfected security interests in, and mortgages on, equipment, general intangibles, investment property, intellectual property, intercompany notes and proceeds of the foregoing.

For the avoidance of doubt, Collateral owned by any Borrower shall secure such Borrower’s obligations, and Collateral owned by any Guarantor shall secure such Guarantor’s obligations.

The priority of security interests and relative rights of the First Lien Lenders under the First Lien Facilities and the lenders under the Second Lien Facility shall be subject to intercreditor arrangements to be set forth in an intercreditor agreement substantially in the form of an exhibit to the definitive credit agreement for the First Lien Facilities (the “Intercreditor Agreement”). The terms of the Intercreditor Agreement will be consistent with, substantially similar to and no less favorable to the Sponsor, the Company and its subsidiaries than the form of the intercreditor agreement attached as Exhibit J-1 to that certain First Lien Credit Agreement, dated as of October 8, 2021, among Project Sky Merger Sub Inc. (to be merged with and into Cloudera, Inc.), the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Precedent Facility”). Without limiting the foregoing, the First Lien Facilities Documentation and the Intercreditor Agreement will allow additional debt that is permitted under the First Lien Facilities Documentation to be incurred and secured, and to share ratably in the collateral securing the First Lien Facilities on (at the Company’s option) a first priority or junior priority basis with respect to the Collateral.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property, (ii) real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (iii) motor vehicles and assets subject to certificates of title, aircraft, non-U.S. intellectual property, letter of credit rights with a value of less than an amount to be agreed (except to the extent such letter of credit rights are supporting obligations in respect of Collateral and are automatically perfected by UCC filings) and commercial tort claims with a value of less than an amount to be agreed, (iv) assets specifically requiring perfection through control (e.g., cash, deposit accounts or other bank or securities accounts, etc.) (x) to the extent not automatically perfected by UCC filings in the jurisdiction of incorporation or organization or (y) other than in the case of assets described in clause (a) of the first paragraph under the heading “Security” and material intercompany notes, to the extent not perfected by being held and/or controlled by the First Lien Administrative Agent, (v) margin stock and those assets over which the granting of security interests in such assets would be prohibited by contract, applicable law or regulation or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses), including contracts over which the granting of security interests therein would result in termination thereof (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions), or to the extent that such security interests would result in material adverse tax consequences to TopCo or one of its subsidiaries (as determined by the Company in good faith), (vi) the Acquisition Agreement and any rights therein or arising thereunder (it being understood that this clause (vi) shall not apply to any proceeds of the Acquisition Agreement), (vii) equity interests of excluded subsidiaries (other than in respect of any direct foreign subsidiary of a U.S. entity to the extent described in clause (a) of the first paragraph under the heading “Security”), (viii) any capital stock, limited partnership interests or other equity interests or other securities of any person to the extent that the pledge of or grant of any lien on such capital stock, limited partnership interests or other equity interests or other securities for the benefit of any holders of securities results in the Company or any of its restricted subsidiaries being required to file separate financial statements for the issuer of such capital stock, limited partnership interests or other equity interests or other securities with the Securities and Exchange Commission (or another governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement, (ix) those assets as to which the First Lien Administrative Agent and the Company reasonably determine that the costs of obtaining such security interests in such assets or perfection thereof are excessive in relation to the benefit to the First Lien Lenders of the security to be afforded thereby and (x) other exceptions to be mutually agreed upon or that are usual and customary for facilities of this type consistent with the standard set forth under the heading “Documentation” below. The foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”.

All of the above-described pledges, security interests and mortgages shall be created and perfected on terms, and pursuant to documentation, consistent with and substantially similar to (and in any event no less favorable to the Sponsors, the Company and its subsidiaries than) Exhibit B to the Precedent Facility (the “First Lien Collateral Documentation”), and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to customary or other exceptions for financings of this kind consistent with the standard set forth under the heading “Documentation” below.

For the avoidance of doubt, (i) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (ii) to the extent not automatically perfected by UCC filings in the jurisdiction of incorporation or organization, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts or other bank accounts, but excluding the assets described in clause (a) of the first paragraph under the heading “Security” and material intercompany notes).

Mandatory Prepayments:	The First Lien Term Loans shall be prepaid with (a) commencing with the first full fiscal year of the Company to occur after the Closing Date, an amount equal to 50% of Excess Cash Flow (to be defined consistent with “Documentation” below) (the “ECF Prepayment Amount”), with a reduction to zero based upon achievement of a Total First Lien Leverage Ratio of 5.00:1.00; provided that (v) the calculation of Total First Lien Leverage Ratio shall give pro forma effect to any partial prepayment with the ECF Prepayment Amount, (w) no prepayment shall be required unless the ECF Prepayment Amount exceeds the greater of (i) $70.0 million and (ii) an amount equal to 25% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Company are available (the “ECF Threshold Basket”), and in such case, the ECF Prepayment Amount shall be the amount in excess thereof, (x) the portion of such ECF Prepayment Amount required by the terms of any other debt with pari passu lien priority with the First Lien Facilities (“First Lien Pari Passu Debt”) to be applied or offered to prepay or purchase such First Lien Pari Passu Debt on a pro rata basis with the First Lien Term Loan Facility (and so long as the First Lien Facilities are offered no less than a ratable share of such ECF Prepayment Amount) and (y) in any fiscal year any (1) mandatory prepayment made as a result of any non-ordinary course asset sales or other dispositions of assets by the Company or any of its restricted subsidiaries (including insurance and condemnation proceeds) or voluntary prepayments, repurchases or redemptions of loans under the First Lien Facilities (including First Lien Revolving Loans and loans under any Incremental First Lien Revolving Facility to the extent any commitments with respect thereto are permanently reduced and any prepayment or repurchase of First Lien Term Loans at a discount to par with credit given to the actual cash amount of the prepayment or repurchase), the Second Lien Facility, any Second Lien Incremental Facility, First Lien Pari Passu Debt (including revolving loans to the extent any commitments with respect thereto are permanently reduced) or Second Lien Pari Passu Debt, in each case, including the amount of any premium, make-whole or penalty payments, (2) voluntary prepayments, repurchases or redemptions of loans under the First Lien Revolving Facility or any Incremental First Lien Revolving Facility that were made to fund any “flex” OID or additional upfront fees in respect of the First Lien Term Loan Facility, any Incremental First Lien Term Facility, the Second Lien Facility or any Incremental Second Lien Facility, (3) amortization payments of loans under the First Lien Term Loan Facility, loans under any Incremental First Lien Term Facility and any First Lien Pari Passu Debt, (4) investments or other permitted restricted payments or (5) capital expenditures or acquisitions of intellectual property, in each case, made (or, in the case of clauses (4) and (5), committed to be made) during such fiscal year or, at the Company’s option and without duplication, after such fiscal year end and prior to the time such Excess Cash Flow payment is due, shall in each case of clauses (x) and (y) be credited against excess cash flow prepayment obligations for such fiscal year on a dollar-for-dollar basis (other than, in the case of clause (y), to the extent such prepayments are funded with the proceeds of long-term indebtedness); (b) 100% of the net cash proceeds received from the incurrence of indebtedness by the Company or any of its restricted subsidiaries (other than the incurrence of indebtedness permitted under the First Lien Facilities, but including the proceeds of Refinancing First Lien Term Facilities); and (c) 100% (with reductions to 50% and 0% based upon achievement of a Total First Lien Leverage Ratio of 5.25:1.00 and 5.00:1.00, respectively, which shall be calculated (x) on a pro forma basis and (y) at the Company’s option, at the time of such asset sale or other disposition, at the time of entry into a definitive agreement with respect thereto or at the time of application of the net cash proceeds therefrom (and any prospective prepayment may, at the Company’s option, be tested at any time during the applicable reinvestment period)) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of Collateral by the Company or any of its restricted subsidiaries

(including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Company and its restricted subsidiaries to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 24 months and, if so committed to reinvestment, reinvested within 6 months thereafter (provided that the Company may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an asset sale or other disposition to have been reinvested in accordance with the provisions hereof; provided, further, that such deemed expenditure shall have been made no earlier than the earliest of notice, execution of a definitive agreement for such asset sale or disposition and consummation of such asset sale or disposition) (the “Asset Sale Proceeds Amount”); and other exceptions no less favorable to the Sponsors, the Company and its subsidiaries than the standard set forth under the heading “Documentation” below; provided that the portion of such Asset Sale Proceeds Amount required by any First Lien Pari Passu Debt to be applied or offered to prepay such First Lien Pari Passu Debt on a pro rata basis with the First Lien Term Loans (and so long as the First Lien Term Loans are offered no less than a ratable share of such Asset Sale Proceeds Amount) shall be credited against asset sale proceeds prepayment obligations on a dollar-for-dollar basis; provided, further, that no prepayment shall be required with respect to the proceeds of a disposition (or insurance or condemnation event) of all or substantially all of a product line or line of business (each, a “Business Line”) so long as the Consolidated Total Leverage Ratio, on a pro forma basis (in each case, determined after giving effect to such prepayment), is less than or equal to (A) 6.50:1.00 or (B) if greater, the Consolidated Total Leverage Ratio immediately prior to giving effect to such disposition (such retained proceeds (and any other portion of net cash proceeds not required to be utilized to mandatorily prepay First Lien Term Loans (or required to be reinvested and exempt prepayment in connection with the disposition of all or substantially all of a product line or line of business. In the event that one or more of the step-downs in clause (c) of the preceding sentence are achieved, the retained net cash proceeds from any such asset sale or disposition shall be deemed to be “Retained Asset Sale Proceeds”. Notwithstanding the foregoing, mandatory prepayments made pursuant to clauses (a) and (c) above shall be limited to the extent that the Company determines in good faith that such prepayments would either (i) result in material adverse tax consequences to TopCo or one of its subsidiaries related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager, in each case, from being repatriated.

Within the First Lien Term Loan Facility, mandatory prepayments shall be applied first, to accrued interest and fees due on the amount of the prepayment under the First Lien Term Loan Facility and second, to the remaining amortization payments under the First Lien Term Loan Facility as directed by the Company (and in case of no direction, applied in direct order of maturity).

At the Company’s option it may allow First Lien Lenders to elect not to accept any mandatory prepayment made pursuant to clause (a) or (c) (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender or a holder of First Lien Pari Passu Debt, as applicable, subject to any prepayment requirements of the Second Lien Facility, may be retained by the Borrowers and will increase the amount available to make restricted payments.

If at any time the sum of the outstandings under the First Lien Revolving Facility (including First Lien Revolving Loans, Letters of Credit outstandings and swingline borrowings thereunder) exceeds the total First Lien Revolving Commitments, prepayments of First Lien Revolving Loans and/or swingline borrowings (and/or cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.

The application of proceeds from mandatory prepayments of the First Lien Revolving Facility shall not reduce the aggregate amount of the total First Lien Revolving Commitments and amounts prepaid may be reborrowed.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the First Lien Revolving Facility and prepayments of borrowings under the First Lien Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the First Lien Lenders’ redeployment costs actually incurred in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Loan Facility, any Incremental First Lien Term Facility, any Refinancing First Lien Term Facility and any Extended Term Loans (as defined in the Precedent Facility, “Extended First Lien Term Loans”) will be applied to the remaining amortization payments under the First Lien Term Loan Facility, any Incremental First Lien Term Facility, any Refinancing First Lien Term Facility and any Extended First Lien Term Loans, as applicable, and may be applied to any of the First Lien Term Loan Facility, any Incremental First Lien Term Facility, any Refinancing First Lien Term Facility and any Extended First Lien Term Loans, in any case, as directed by the Company.

Any First Lien Lender may, at its option, and if agreed by the Company, in connection with any prepayment of loans under the First Lien Term Loan Facility, exchange such First Lien Lender’s portion of such loans to be prepaid for new indebtedness of the Borrowers, in lieu of all or part of such First Lien Lender’s pro rata portion of such prepayment (and any such loans so exchanged shall be deemed repaid for all purposes), so long as (other than in connection with a refinancing in full of the First Lien Facilities) such indebtedness would not have a weighted average life to maturity earlier than the weighted average life to maturity of the First Lien Term Loans being repaid.

Documentation:

The definitive documentation for the First Lien Facilities (the “First Lien Facilities Documentation”), the definitive terms of which will be negotiated in good faith, (i) will be “covenant-lite,” except to the extent specified in section (B) under the heading “Financial Covenant” below and (ii) will contain incurrence-based covenants and other terms consistent with this Term Sheet and, subject to the foregoing, will otherwise be consistent with, substantially similar to and no less favorable to the Sponsors, the Company and its subsidiaries than the Precedent Facility, including with respect to the EU and UK “bail-in” provisions and customary U.S. Department of Labor lender regulatory representations, and, in each case, will take into account and be modified fully as appropriate to (x) reflect the SOFR provisions in the SOFR Precedent (as defined in Annex I to this Term Sheet) and (y) reflect the terms set forth in the Commitment Letter and, if applicable, the flex provisions of the Fee Letter, and taking into account differences related to the Company and its subsidiaries (including as to operational and strategic requirements of the Company and its subsidiaries in light of their size, industries, businesses, business practices and business plans) (it being understood that basket sizes and incurrence tests will be set taking into account the relative EBITDA and total assets of the Company and its subsidiaries on a consolidated basis after giving pro forma effect to the Transactions) and strictly ministerial administrative changes reasonably requested by the First Lien Administrative Agent and agreed to by the Company, and in any event will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet; provided that (1) in no event will the terms of the First Lien Facilities Documentation be less favorable to the Company and its subsidiaries than those in the Existing Credit Agreement (as defined in Exhibit A to the Commitment Letter), (2) the terms of the First Lien Facilities Documentation will take into account any additional flexibility from, and be no less favorable to the Sponsors, the Company and its subsidiaries than, that certain First Lien Credit Agreement (the “EP Credit Agreement”), dated as of November 4, 2021, among EP Purchaser, LLC, EP Intermediate, LLC, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent, (3) the terms of the First Lien Facilities Documentation shall include “cured default” provisions that are the same as those set forth in Section 1.02(a) of the EP Credit Agreement and (4) the terms of the First Lien Facilities Documentation shall not include the “Letter of Intent EBITDA” provisions as set forth in clause (s) the definition of “Consolidated EBITDA” and Section 1.07(13) of the EP Credit Agreement. Notwithstanding the foregoing, the only conditions to the availability of the First Lien Facilities on the Closing Date shall be the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to the Commitment Letter.

Representations and Warranties:	Applicable to the Company and its restricted subsidiaries and limited to the following: organizational status, authority and enforceability of the First Lien Facilities Documentation, no violation of law, charter documents or agreements, litigation, margin regulations, governmental approvals, U.S. Investment Company Act, PATRIOT Act, OFAC, accuracy of disclosure as of the Closing Date, financial statements and no material adverse change (after the Closing Date), no default (after the Closing Date), no default under contractual obligations, no undisclosed liabilities, taxes, ERISA, labor matters, subsidiaries, intellectual property, (subject to the Funding Conditions Provision) creation, validity and perfection of security interests, compliance with laws, environmental matters, properties, use of proceeds and consolidated closing date solvency, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations no less favorable to the Sponsors, the Company and its subsidiaries than the standard set forth under the heading “Documentation” above.

The representations and warranties will be required to be made in connection with each extension of credit (including, subject to the Funding Conditions Provision, the extensions of credit on the Closing Date, but excluding extensions of credit under any Incremental First Lien Facility), it being understood that the failure of any representation or warranty (other than the Specified Representations, subject to the Funding Conditions Provision) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the First Lien Facilities.

Conditions Precedent to Initial Extensions of Credit:	The initial extensions of credit under the First Lien Facilities will be subject solely to (a) the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Company Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Company Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Conditions Precedent to All Subsequent Extensions of Credit:	As set forth in the Precedent Facility.

Affirmative Covenants:	Applicable to the Company and its restricted subsidiaries and limited to the following: delivery of annual and quarterly financial statements, compliance certificates and other information (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that is not subject to qualification (it being agreed that an explanatory or emphasis of matter paragraph does not constitute a qualification) as to “going concern” or the scope of such audit, other than solely with respect to, resulting solely from or arising on account of (i) an upcoming maturity date under the First Lien Facilities, the Second Lien Facility or any other indebtedness incurred in compliance with the First Lien Facilities Documentation, (ii) any potential or actual inability to satisfy any financial maintenance covenant, (iii) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary or (iv) changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Company’s (or its direct or indirect parent company’s) independent certified public accounting firm), delivery of notices of defaults and certain material events (including certain ERISA events), inspection rights (including books and records), maintenance of existence and rights and privileges, maintenance of insurance, payment of taxes, compliance with laws (including environmental laws), use of proceeds, commercially reasonable efforts to maintain ratings (but not any specific rating), maintenance of books and records, maintenance of properties, changes in fiscal year, additional guarantors and collateral and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications no less favorable to the Sponsors, the Company and its subsidiaries than the standard set forth under the heading “Documentation” above.

Negative Covenants:	Applicable to the Company and its restricted subsidiaries and limited to the following incurrence-based high yield covenants: (I) limitations on the incurrence of debt (with exceptions to allow, among other things, the incurrence of indebtedness (i) in an amount that is twice the amount of restricted payments that the Company and its restricted subsidiaries would have been able to make on the date of such incurrence under specified restricted payment baskets, including, without limitation, the consolidated net income builder basket and the Retained Asset Sale Proceeds basket (the “RP Debt Basket”), (ii) in the case of Indebtedness secured on a pari passu basis with the First Lien Facilities, either (x) after giving effect to the incurrence of such amount, the Total First Lien Leverage Ratio is equal to or less than 5.50:1.00 or (y) the pro forma Total First Lien Leverage Ratio after giving effect to such incurrence does not exceed the Total First Lien Leverage Ratio in effect prior to such transactions, (iii) in the case of other Indebtedness, either (x) after giving effect to the incurrence of such amount, the Consolidated Total Leverage Ratio (to be defined on a basis consistent with the standard set forth under the heading “Documentation” above, the “Consolidated Total Leverage Ratio”) is equal to or less than 7.50:1.00, (y) the pro forma Consolidated Total Leverage Ratio after giving effect to such incurrence does not exceed the Consolidated Total Leverage Ratio in effect prior to such transactions or (z) after giving effect to the incurrence of such amount, either (1) the Consolidated Coverage Ratio (to be defined on a basis consistent with the standard set forth under the heading “Documentation” above, the “Consolidated Coverage Ratio”) is greater than or equal to 1.75:1.00 or (2) the pro forma Consolidated Coverage Ratio after giving effect to such incurrence is not less than the Consolidated Coverage Ratio in effect prior to such transactions (provided that this exception shall not be subject to any cap on the amount of indebtedness that can be incurred by restricted subsidiaries that are not Subsidiary Guarantors or Escrow Subsidiaries) (for the avoidance of doubt, the ratios in the immediately preceding clause (ii) and this clause (iii) shall be in lieu of the ratio debt exceptions in Subsections 8.1(b)(x) and 8.1(b)(xvii) of the Precedent Facility) and (iv) the incurrence of any indebtedness by any Business Line substantially concurrently with a Permitted Business Line Distribution with respect to such Business Line), (II) limitations on liens (with exceptions to allow, among other things, (i) liens securing debt incurred pursuant to clause (I)(ii), (I)(iii) or (I)(iv) above, (ii) liens securing indebtedness incurred pursuant to the RP Debt Basket, (iii) liens on Collateral, if such liens rank junior to the liens on such Collateral in relation to the liens securing the First Lien Loans and the Guarantees, as applicable, and (iv) liens securing contribution indebtedness), (III) fundamental changes, (IV) restrictions on subsidiary distributions, (V) transactions with affiliates (with exceptions to allow, among other things, transactions approved by a majority of disinterested directors), (VI) further negative pledges with respect to the Collateral, (VII) asset sales (which shall be permitted subject to (i) a 75% cumulative cash consideration requirement, (ii) a fair market value requirement, and (iii) a requirement that the proceeds of asset sales be applied in accordance with “Mandatory Prepayments” (without limiting the reinvestment rights applicable thereto) and with an exception to allow, amongst other things, the sale or other disposition of a Business Line so long as the Consolidated Total Leverage Ratio, on a pro forma basis (in each case, after giving effect to the use of proceeds from such sale or other disposition), is less than (1) 6.50:1.00 or (2) if greater, the Consolidated Total Leverage Ratio immediately prior to giving effect to such sale or other disposition), (VIII) restricted payments (limited to dividends, distributions, stock repurchases or redemptions, investments and certain optional prepayments of contractually subordinated debt) (with exceptions to allow, among other things, (a) payments of contractually subordinated debt pursuant to “AHYDO Saver” provisions in respect of such debt, (b) an unlimited amount subject to pro forma compliance with a maximum Total Secured Leverage Ratio (as defined in Exhibit C to the Commitment Letter) of, (x) in the case of restricted payments in respect of equity interests, 6.50:1.00, (y) in the case of investments, either (1) 7.00:1.00, (2) the Total Secured Leverage Ratio in effect prior to such investment or (3) after giving effect to such investment, either (A) the Consolidated Coverage Ratio is greater than or equal to 1.75:1.00 or (B) the pro forma Consolidated Coverage Ratio after giving effect to such investment is not less than the Consolidated Coverage Ratio in effect prior to such transactions, and (z) in the case of prepayments of contractually subordinated debt, 6.50:1.00, (c) restricted payments made with Retained Asset Sale Proceeds, (d) restricted payments following a qualified IPO in an amount in any fiscal year of the sum of (x) 7.0% of the aggregate proceeds received by the Borrowers, directly or indirectly, in or from such qualified IPO and (y) 7.0% of the market capitalization,

(e) Parent Expenses (to be defined in a manner consistent with the definition of such term in the Precedent Facility and in a manner that treats (x) the IPO Vehicle and each of its relevant subsidiaries as if it were a “Parent Entity” and (y) any partnership or other entity through which the Investors, directly or indirectly, hold their equity interests in TopCo as if it were a “Parent Entity”), (g) restricted payments in connection with the Transactions (including payments in connection with the Acquisition), (h) debt incurred under the Facilities to finance the Transactions and payments relating thereto, as applicable, on or after the Closing Date) and (i) a restricted payment of a Business Line or a restricted payment of the proceeds from a permitted sale of a Business Line so long as the Consolidated Total Leverage Ratio, on a pro forma basis (in each case, determined after giving effect to such restricted payment and any related transactions), is less than or equal to (1) 6.50:1.00 or (2) if greater, the Consolidated Total Leverage Ratio immediately prior to giving effect to such restricted payment (any such restricted payment, a “Permitted Business Line Distribution”), (IX) amendments of documents related to contractually subordinated debt and (X) line of business, in the case of each of the foregoing covenants subject to exceptions, qualifications and, as appropriate, baskets no less favorable to the Sponsors, the Company and its subsidiaries than the standard set forth under the heading “Documentation” above.

Financial Covenant:	(A) First Lien Term Loan Facility: None.

(B) First Lien Revolving Facility: A maximum Total First Lien Leverage Ratio of 9.90:1.00 (provided that for purposes of this leverage ratio and all other leverage ratios hereunder, if additional debt is incurred to fund OID or upfront fees (other than any Upfront Fee payable under, and as defined in, the Fee Letter) then such leverage ratios will be modified upward to reflect any such additional debt) will apply at any time when the aggregate principal amount of loans and the amount of unreimbursed drawn letters of credit outstanding under the First Lien Revolving Facility on the last day of a fiscal quarter exceeds 40% of the First Lien Revolving Commitments (any such date, a “Financial Covenant Trigger Date”) (provided, that for the first four fiscal quarters following the Closing Date, any borrowings under the First Lien Revolving Facility that were made on the Closing Date to fund “flex” OID shall be disregarded in calculating such utilization). Such covenant is referred to herein as the “Financial Covenant.”

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which equity shall be common equity or qualified equity) made to the Company after the end of the most recently ended fiscal quarter and on or prior to the day that is 21 business days after the day on which financial statements are required to be delivered for any fiscal quarter will, at the request of the Company, either (A) be applied to reduce outstanding amounts under the First Lien Revolving Facility (including First Lien Revolving Loans, Letters of Credit outstanding and swingline borrowings thereunder) in which case such cash equity contribution shall be deemed to have reduced outstanding amounts for purposes of determining whether a Financial Covenant Trigger Date has occurred and, following any such reduction, if the aggregate principal amount of loans and the amount of unreimbursed drawn letters of credit outstanding under the First Lien Revolving Facility on the last day of such fiscal quarter is less than or equal to 40% of the First Lien Revolving Commitments, a Financial Covenant Trigger Date shall be deemed not to have occurred or (B) be included in the calculation of EBITDA for the purpose of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) there shall be no more than two Specified Equity Contributions made in each four consecutive fiscal quarter period, (b) the amount of any Specified Equity Contribution shall be no more than (x) the amount required to cause the Company to be in pro forma compliance with the Financial Covenant specified above or (y) if applied to reduce outstanding amounts under the First Lien Revolving Facility as contemplated in subclause (A) above, the amount required in order for a Financial Covenant Trigger Date not to have occurred, (c) no more than five Specified Equity Contributions shall be made during the term of the First Lien Revolving Facility (increasing to six if the First Lien Revolving Facility Maturity Date is extended), (d) all Specified Equity Contributions shall be disregarded for purposes of calculating EBITDA in any financial ratio determination under the First Lien Facilities Documentation, other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the applicable restricted payments build-up provisions) and (e) if a Specified Equity Contribution is included in the calculation of EBITDA as contemplated in subclause (B) above there shall be no pro forma or other reduction in indebtedness (including as a result of netting) (except for each fiscal quarter other than the fiscal quarter in respect of which such Specified Equity Contribution is made) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the periods in which such Specified Equity Contribution is included in EBITDA.

Events of Default:

Applicable to the Company and its restricted subsidiaries and limited to the following: nonpayment of principal, interest or other amounts (provided that the First Lien Facilities Documentation shall include an exception for nonpayments of any of principal, interest or other amounts resulting from the Company’s good faith payment of an invoice received from the First Lien Administrative Agent); violation of covenants (including a 180-day grace period for failure to deliver financial statements and related compliance certificates) (provided that any breach of the Financial Covenant applicable to the First Lien Revolving Facility shall not constitute a default with respect to the First Lien Term Loan Facility unless (A) the First Lien Revolving Loans have been accelerated or the First Lien Revolving Commitments have been terminated by the First Lien Revolving

Lenders and such acceleration or termination has not been rescinded or (B) such default results in a cross default to other material indebtedness, such indebtedness is accelerated and such acceleration would otherwise cause a default with respect to the First Lien Term Loan Facility); incorrectness of representations and warranties in any material respect (subject to a 30-day grace period in the case of misrepresentations that are capable of being cured) (provided that in the case of any event of default resulting from a failure of any representation or warranty with respect to the Financial Covenant, including with respect to the calculation thereof contained in any compliance certificate, such default shall not constitute a default with respect to the First Lien Term Loan Facility unless the First Lien Revolving Loans have been accelerated or the First Lien Revolving Commitments have been terminated by the First Lien Revolving Lenders and such acceleration or termination has not been rescinded); cross default (other than in the case of any financial maintenance covenant or related representation or warranty) and cross acceleration to material financial indebtedness; bankruptcy and insolvency of any Borrower or any significant subsidiaries of the Company; material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; impairment of security interests in any significant portion of the Collateral; and change of control, in the case of each of the foregoing defaults subject to threshold, notice and grace period provisions consistent with the standard set forth under the heading “Documentation” above.

Notwithstanding the foregoing, the First Lien Facilities Documentation shall provide that (x) a notice of default may not be given with respect to any action taken, and reported publicly pursuant to a press release, a filing with the SEC or a posting to applicable IntraLinks, SyndTrak Online, Debtdomain or similar electronic site for the Facilities or otherwise reported to Lenders, more than two years prior to such notice of default and (y) any time period in the First Lien Facilities Documentation to cure any actual or alleged default or event of default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged default or event of default is the subject of litigation.

Voting:

Amendments and waivers of the First Lien Facilities Documentation (including amendments to the pro rata sharing provisions) will require the approval of First Lien Lenders holding more than 50% of the aggregate amount (without duplication) of the loans and commitments under the First Lien Facilities (the “Required Lenders”), except that (i) the consent of all First Lien Lenders directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such First Lien Lender, (B) reductions of principal, interest or fees, (C) extensions or postponement of final maturity or any scheduled amortization, (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral and (E) modifications to any of the voting percentages (provided that any such amendment or waiver which requires the consent of all First Lien Lenders directly and adversely affected thereby shall, to the extent any First Lien Revolving Lender that is a Committed Lender would be directly and adversely affected thereby in its capacity as a First Lien Revolving Lender, require the consent of such First Lien Revolving Lender), (ii) without limiting the preceding clause (i), any proposed amendment or waiver that only affects one or more (but not all) class(es), tranche(s) or facility(ies) under the First Lien Facilities will only require the consent of First Lien Lenders holding more than 50% of the loans and commitments of such affected class(es), tranche(s) or facility(ies) and (iii) customary protections for the First Lien Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided; provided that, for the avoidance of doubt, amendments, waivers and consents in respect of (1) the Financial Covenant and Specified Equity Contribution, (2) conditions to extensions of credit under the First Lien Revolving Facility, (3) representations made or deemed made in connection with any extension of credit under the First Lien Revolving Facility, (4) additional or modified representations, warranties, covenants or other terms or conditions solely for the benefit of the First Lien Revolving Facility and (5) events of default relating solely to the First Lien Revolving Facility (including events of default relating to the foregoing clauses (1), (2), (3) and (4)) shall in each case only require the consent of First Lien Revolving Lenders holding more than 50% of the loans and commitments under the First Lien Revolving Facility and not the consent of any other First Lien Lender.

The First Lien Facilities Documentation shall contain provisions permitting the Borrowers to replace or, if no payment or bankruptcy event of default has occurred and is continuing, prepay the First Lien Loans and terminate the commitments of (x) Defaulting Lenders, (y) any non-consenting First Lien Lender in connection with amendments and waivers requiring the consent of all First Lien Lenders directly and adversely affected thereby, so long as First Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities or more than 50% of the aggregate amount of the loans directly and adversely affected thereby shall have consented thereto or (z) every non-consenting First Lien Lender in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly and adversely affected thereby, if First Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities or more than 50% of the aggregate amount of the loans directly and adversely affected thereby have not consented thereto.

The First Lien Facilities Documentation will include “amend and extend” provisions consistent with the Precedent Facility.

The First Lien Facilities Documentation will include provisions with respect to “net short lenders” consistent with the Precedent Facility.

Cost and Yield Protection:	Usual for facilities and transactions of this type and consistent with the standard set forth under the heading “Documentation” above and to include increased cost protection as a result of the Dodd Frank Act, Basel III or any successor authority; provided that such increased cost provisions will only be available to First Lien Lenders applying such provisions in a manner consistent with their treatment of similarly situated borrowers.

Assignments and Participations:	The First Lien Lenders will be permitted to assign (a) First Lien Term Loans with the consent of the Company (not to be unreasonably withheld) and (b) First Lien Revolving Loans and First Lien Revolving Commitments with the consent of the Company, the Swingline Lender and the Issuing Lenders (in each case for an assignment to a commercial bank with a consolidated combined capital and surplus of at least $5.0 billion (a “Commercial Bank”), not to be unreasonably withheld); provided that no consent of the Company shall be required (x) after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to a Borrower) or (y) for assignments of First Lien Term Loans to any existing First Lien Lender or an affiliate of an existing First Lien Lender or an Approved Fund (to be defined consistent with “Documentation” above, an “Approved Fund”). All assignments will require the consent of the First Lien Administrative Agent (not to be unreasonably withheld), unless such assignment is an assignment of First Lien Term Loans to another First Lien Lender, an affiliate of a First Lien Lender or an Approved Fund. Assignments to any Disqualified Institution (except to the extent the Company has consented to such assignment in writing) and natural persons shall be prohibited. Each assignment will be in an amount of $1.0 million or an integral multiple thereof with respect to the First Lien Term Loan Facility, $5.0 million or an integral multiple thereof with respect to the First Lien Revolving Facility or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class, in each case unless the Company and the First Lien Administrative Agent otherwise consent, provided that all such amounts shall be aggregated in respect of each First Lien Lender and its affiliates or Approved Funds, if any. The First Lien Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the First Lien Administrative Agent).

Notwithstanding the foregoing, with respect to assignments of any First Lien Revolving Loans or First Lien Revolving Commitments, the consent of the Sponsors (in each case for an assignment to a Commercial Bank, not to be unreasonably withheld) shall be required (so long as the Sponsors and their respective affiliates collectively hold at least 35.0% of the voting power of the voting stock of the Borrowers, determined as of the date the assignment and assumption agreement with respect to such assignment is delivered to the First Lien Administrative Agent or, if a “trade date” is specified in the assignment and assumption agreement, as of the trade date); provided that no consent of the Sponsors shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to a Borrower); provided further that each consent of the Sponsors shall include an acknowledgment that that Sponsors and their respective affiliates collectively hold at least 35.0% of the voting power of the voting stock of the Borrowers. The Sponsors shall be an express third party beneficiary of the provisions in this paragraph.

The First Lien Lenders will be permitted to sell participations in First Lien Term Loans without restriction, other than as set forth in this paragraph, and in accordance with applicable law. The First Lien Lenders shall be permitted to sell participations in First Lien Revolving Loans or First Lien Revolving Commitments in a manner consistent with the standard set forth under “Documentation” above. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or any scheduled amortization and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral, and participants may not direct a First Lien Lender to vote or abstain from voting other than with respect to the foregoing matters. Participations to any Disqualified Institution and natural persons shall be prohibited.

Notwithstanding the foregoing, in no event shall the First Lien Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation of First Lien Loans by the First Lien Lenders or disclosure of confidential information by the First Lien Lenders, in each case, to any Disqualified Institution, except to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of the First Lien Administrative Agent (it being understood this exception shall not apply if the Company and, if applicable, the Sponsors shall have knowingly consented in writing to an applicable assignment to such Disqualified Institution).

Successor Administrative Agent:	The First Lien Administrative Agent and the collateral agent may each resign or, if it or a controlling affiliate thereof becomes a Defaulting Lender, be removed by the Company or the Required Lenders, in each case upon 10 days’ notice by the applicable parties and in each case subject to the appointment of a successor administrative agent. Such successor shall be approved by the Company, which approval shall not be unreasonably withheld if such successor is a Commercial Bank, and otherwise may be withheld in the Company’s sole discretion; provided that such approval shall not be required during the continuance of a payment or bankruptcy event of default. The Borrowers shall have no obligation to pay any fee to any successor that is greater than or in addition to the fees payable to the First Lien Administrative Agent or collateral agent on the Closing Date.

Expenses and Indemnification:	As set forth in the Precedent Facility.

Governing Law and Forum:	New York (except security documentation that the First Lien Lead Arrangers reasonably determine should be governed by local law) and Borough of Manhattan.

Counsel to the First Lien Administrative Agent:	White & Case LLP.

Miscellaneous:	The First Lien Term Sheet (together with the documentation principles set forth in the “Documentation” paragraph therein) reflects all material terms related to the First Lien Facilities. Each party acknowledges that (a) such terms are the result of extensive negotiations among the parties hereto and are an integral and necessary part of the Transactions and (b) the Transactions represent a unique opportunity for the AcquisitionCo, the Borrowers and the Sponsors.

ANNEX I to

EXHIBIT B

Interest Rates:	The per annum interest rates under the First Lien Facilities will be as follows:

First Lien Revolving Facility

At the option of the applicable Borrower, initially, (i) in the case of U.S. dollar denominated loans, Daily Simple SOFR plus 4.50%, Term SOFR plus 4.50% or ABR plus 3.50%, (ii) in the case of Canadian dollar denominated loans, the BA Rate plus 4.50% or the Canadian Prime Rate plus 3.50%, (iii) in the case of Euros denominated loans, Adjusted EURIBOR plus 4.50%, (iv) in the case of Pound Sterling denominated loans, SONIA plus 4.50% and (v) in the case of Swiss Francs denominated loans, SARON plus 4.50%.

All swingline loans will be ABR loans. From and after the delivery by the Company to the First Lien Administrative Agent of the Company’s financial statements for the first full fiscal quarter of the Company completed after the Closing Date, interest rate spreads under the First Lien Revolving Facility shall be determined by reference to a Total First Lien Leverage Ratio-based pricing grid providing for (i) a step-down of 0.25% (for the margin for each of Daily Simple SOFR, Term SOFR and ABR) based upon achievement of a Total First Lien Leverage Ratio of 5.00:1.00 and (ii) a further step-down of 0.25% (for the margin for each of Daily Simple SOFR, Term SOFR and ABR) based upon achievement of a Total First Lien Leverage Ratio of 4.50:1.00. In addition, interest rate spreads under the First Lien Revolving Facility shall be subject to an additional stepdown of 0.25% (for the margin for each of Daily Simple SOFR, Term SOFR, ABR, BA Rate, Canadian Prime Rate, Adjusted EURIBOR, SONIA, TONA and SARON) following a qualified IPO.

B-I-1

First Lien Term Loan Facility

At the option of the applicable Borrower, Term SOFR plus 4.50% or ABR plus 3.50%.

From and after the delivery by the Company to the First Lien Administrative Agent of the Company’s financial statements for the first full fiscal quarter of the Company completed after the Closing Date, interest rate spreads under the First Lien Term Loan Facility shall be determined by reference to a Total First Lien Leverage Ratio-based pricing grid providing for (i) a step-down of 0.25% (for the margin for each of Term SOFR and ABR) based upon achievement of a Total First Lien Leverage Ratio of 5.00:1.00 and (ii) a further step-down of 0.25% (for the margin for each of Term SOFR and ABR) based upon achievement of a Total First Lien Leverage Ratio of 4.50:1.00 (collectively, the “First Lien Term Loan Pricing Step-downs”). In addition, interest rate spreads under the First Lien Term Loan Facility shall be subject to an additional stepdown of 0.25% (for the margin for each of Term SOFR and ABR) following a qualified IPO (the “First Lien Term Loan IPO Step-down”).

The applicable Borrower may elect (i) interest periods of 1, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for Term SOFR and Adjusted EURIBOR Rate borrowings or (ii) in the case of Canadian dollar denominated loans, interest periods of 1, 2 or 3 months for BA Rate borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate, BA Rate loans, Canadian Prime Rate loans, SONIA loans and TONA loans) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the highest of (i) the prime commercial lending rate, as published in the Wall Street Journal for such day (which, if less than 0%, shall be deemed to be 0%) (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) Term SOFR applicable for an interest period of one month plus 1.00%.

Term SOFR has the meaning given in that certain Cash Flow Credit Agreement, dated as of October 19, 2020 (as amended by the First Amendment, dated as of February 10, 2022), among White Cap Supply Holdings, LLC (as successor by merger to White Cap Buyer, LLC), the

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subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent (the “SOFR Precedent”); provided that neither Term SOFR nor Daily Simple SOFR shall be less than 0.00% per annum.

Daily Simple SOFR to be defined consistent with “Daily Simple SOFR Rate” in the SOFR Precedent.

Adjusted EURIBOR is the Euro interbank offered rate for Euros, for the relevant interest period, adjusted for statutory reserve requirements; provided, that Adjusted EURIBOR shall not be less than 0.00% per annum.

SONIA is the SONIA (sterling overnight index average) simple rate methodology (with lookback); provided, that SONIA shall not be less than 0.00% per annum.

Canadian Prime Rate is the higher of (x) the rate of interest that the Administrative Agent (or its Canadian affiliate) announces from time to time as its prime lending rate for loans made in Canadian dollars to Canadian customers and (y) the average annual yield rate for one-month Canadian dollar bankers’ acceptances (expressed as a yearly rate per annum) which is shown on the “CDOR” page referred to below in the definition of BA Rate from time to time, plus 0.75% per annum.

BA Rate means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian dollar bankers’ acceptances for the applicable period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, that the BA Rate shall not be less than zero.

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TONA means, with respect to any business day, a rate per annum equal to the Tokyo Overnight Average Rate for such business day published by the TONA Administrator on the TONA Administrator’s Website; provided, that TONA shall not be less than zero.

SARON means, with respect to any business day, a rate per annum equal to the SARON (Swiss Average Rate Overnight) reference rate administered by SIX (or any other person which takes over the administration of that rate) as at the close of trading on the SIX Swiss Exchange on the relevant business day displayed on page SARON.S of the Thomson Reuters screen under the heading CLSFIX; provided, that SARON shall not be less than zero.

Notwithstanding anything contained herein to the contrary, the First Lien Facilities Documentation shall include benchmark replacement provisions consistent with the SOFR Precedent.

Letter of Credit Fees:	A per annum fee equal to the spread over, at the option of the applicable Borrower, Daily Simple SOFR or Term SOFR under the First Lien Revolving Facility will accrue for the account of non-Defaulting Lenders on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the First Lien Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the non-Defaulting Lenders participating in the First Lien Revolving Facility pro rata in accordance with the amount of each such Lender’s First Lien Revolving Commitment. In addition, the Borrowers shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Borrowers and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the First Lien Revolving Facility, calculated based upon the actual number of days elapsed over a 360 day year, and (b) normal and customary issuance and administration costs and expenses.

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Commitment Fees:	Initially, 0.50% per annum on the undrawn portion of the commitments in respect of the First Lien Revolving Facility, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

From and after the delivery by the Company to the First Lien Administrative Agent of the Company’s financial statements for the first full fiscal quarter of the Company completed after the Closing Date, commitment fees under the First Lien Revolving Facility shall be determined by reference to a Total First Lien Leverage Ratio-based pricing grid providing for (i) a step-down to 0.375% (for the margin for each of Term SOFR and ABR) based upon achievement of a Total First Lien Leverage Ratio of 5.00:1.00 and (ii) a further step-down to 0.25% (for the margin for each of Term SOFR and ABR) based upon achievement of a Total First Lien Leverage Ratio of 4.50:1.00.

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CONFIDENTIAL	EXHIBIT C

Project Corgi

Second Lien Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrowers:	The Borrowers under the First Lien Facilities (the “Borrowers”). The Company may, in its sole discretion, designate one or more of its direct or indirect wholly-owned U.S. subsidiaries as co-borrowers, on a joint and several basis; provided that any such designation will be subject to delivery of all necessary “know your customer” documentation and information in a manner consistent with the Precedent Facility.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agents:	UBS AG will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Second Lien Administrative Agent”) in respect of the Second Lien Facility for a syndicate of financial institutions reasonably acceptable to the Company (together with the Committed Lenders, the “Second Lien Lenders”), and will perform the duties customarily associated with such roles.

Second Lien Lead Arrangers:	UBS Securities, DBSI, BMOCM and Mizuho will act as joint lead arrangers and joint bookrunners for the First Lien Facilities (in such capacity, the “Second Lien Lead Arrangers”), and will perform the duties customarily associated with such roles.

Second Lien Facility:	A second lien secured term loan facility in an aggregate principal amount of up to $425.0 million (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any Second Lien Flex Increase) (the “Second Lien Facility”; the loans thereunder, the “Second Lien Loans”).

Incremental Second Lien Facility:	The Second Lien Facility will permit the Borrowers to add additional term loans under the Second Lien Facility or one or more incremental term loan facilities, which, for the avoidance of doubt, may take the form of delayed draw term loans, to be included in the Second Lien Facility (each, an “Incremental Second Lien Facility”; the loans thereunder, the “Incremental Second Lien Loans”) in an aggregate principal amount for all such increases and incremental facilities not to exceed the sum of (a) an unlimited amount if, after giving effect to the incurrence of such amount, either (x) the Total Secured Leverage Ratio (as defined below) is equal to or less than 7.00:1.00 (and assuming all such amounts (including amounts incurred as described in the final paragraph under the heading “Incremental Second Lien Facility”) were secured on a second lien secured basis, whether or not so secured, but excluding amounts incurred in accordance with the following clause (b)) or (y) the pro forma Total Secured Leverage Ratio does not exceed the Total Secured Leverage Ratio in effect prior to such transactions (and assuming all such amounts (including amounts incurred as described in the final paragraph under the heading “Incremental Second Lien Facility”) were secured on a second lien secured basis, whether or not so secured, but excluding amounts incurred in accordance with the following clause (b)) (the amount available under this clause (a), the “Second Lien Ratio Incremental Facility”) and (b) the sum of (i) the greater of (x) $70.0 million and (y) an amount equal to 25% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Company are available and (ii) an amount equal to the available capacity under the basket set forth in Subsection 8.1(b)(xiii) of the Precedent Facility (as defined in Exhibit B to the Commitment Letter) (the amount available under this clause (b), the “Second Lien Cash Capped Incremental Facility”); provided that (x) at the Company’s option, capacity under the Second Lien Ratio Incremental Facility shall be deemed to be used before capacity under the Second Lien Cash Capped Incremental Facility and (y) loans may be incurred under the Second Lien Ratio Incremental Facility, the Second Lien Cash Capped Incremental Facility, the First Lien Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a

Total Secured Leverage Ratio incurrence test, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by first calculating the amount available to be incurred under the Second Lien Ratio Incremental Facility by disregarding any concurrent utilization of the Second Lien Cash Capped Incremental Facility, the First Lien Revolving Facility, any other revolving credit facility and/or any other applicable basket that is not based on a Total Secured Leverage Ratio incurrence test (provided that any portion of any Incremental Second Lien Facility incurred under the Second Lien Cash Capped Incremental Facility may be reclassified, as the Company may elect from time to time, as having been incurred under the Second Lien Ratio Incremental Facility if the Company meets the ratio under the Second Lien Ratio Incremental Facility at such time on a pro forma basis); provided further that (i) no existing Second Lien Lender will be required to participate in any such Incremental Second Lien Facility, (ii) no payment or bankruptcy event of default exists, or would exist after giving effect thereto, (iii) the final maturity date and the weighted average life to maturity of any such Incremental Second Lien Facility shall not be earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the Second Lien Facility (subject to exceptions for customary bridge financings and escrow or similar arrangements); provided, that (1) up to the greater of (x) $280.0 million and (y) an amount equal to 100% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Company are available in the aggregate and (2) any indebtedness incurred in connection with an acquisition or other investment permitted under the Second Lien Facility Documentation (as defined under the heading “Documentation” below) in either case of Incremental Second Lien Loans, Specified Refinancing Term Loans (as defined in the Precedent Facility, “Refinancing Second Lien Facilities”), Second Lien Incremental Equivalent Debt (as defined below) and Permitted Debt Exchange Notes (as defined in the Precedent Facility) may have a maturity date and weighted average life to maturity that is earlier than, or shorter than, as the case may be, the maturity date or the weighted average life to maturity, as applicable, of the Second Lien Facility (such indebtedness, “Second Lien Earlier Maturity Debt”), (iv) the interest rates applicable to any Incremental Second Lien Facility, and (subject to clause (iii) above) the amortization schedule applicable to any Incremental Second Lien Facility shall be determined by the Company and the lenders thereunder; and (v) any Incremental Second Lien Facility shall be on terms and pursuant to documentation reasonably satisfactory to the Company.

The Second Lien Facility Documentation will include “limited condition transactions” provisions substantially similar to (and, in any event, no less favorable to the Sponsor, the Company and its subsidiaries than) those provisions for “limited condition transactions” contained in the First Lien Facilities Documentation (as defined in Exhibit B to the Commitment Letter).

As used herein, the “Total Secured Leverage Ratio” means the ratio of total secured net debt for borrowed money that is secured by liens on the Collateral (as defined in Exhibit B to the Commitment Letter) (calculated (x) net of (1) unrestricted cash and cash equivalents (it being understood that unrestricted cash and cash equivalents shall be measured as of the most recent fiscal month of the Company for which consolidated financial statements are available) other than the proceeds of any indebtedness that are not intended to be used for working capital purposes (other than to the extent such proceeds are intended to be promptly applied), if applicable, borrowed at the time of determination and (2) cash and cash equivalents which cash collateralize letters of credit issued on behalf of the Company or any of its restricted subsidiaries, including the cash proceeds of any indebtedness being incurred at the time of determination and (y) excluding (i) any debt secured by a junior lien on the Collateral or that is contractually subordinated in right of payment to the Second Lien Loans, (ii) any outstanding First Lien

Revolving Loans and other revolving loans used to finance the working capital needs of the Company and its subsidiaries (as determined by the Company in good faith), (iii) any unreimbursed outstanding drawn amounts under funded letters of credit (provided that such amounts shall not be counted as debt until five business days after such amounts were drawn), (iv) obligations under or in respect of any Special Purpose Financing (as defined in the Precedent Facility), (v) indebtedness or other obligations arising from any cash management or related services and (vi) financing leases and any other lease obligations (the foregoing clauses (x) and (y), collectively, the “Debt Adjustments”) to trailing four-quarter EBITDA (to be defined as set forth under the heading “Documentation” below and in any event shall include, without duplication, (x) adjustments (which, for the avoidance of doubt, will not be subject to any caps) for pro forma “run rate” cost savings, operating expense reductions, revenue or operating enhancements and synergies (including revenue synergies, including those related to new business and customer wins, the modification or renegotiation of contracts and other arrangements and pricing adjustments and increases) relating to the Transactions or operational changes or other initiatives that are projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 36 months after the Closing Date or the consummation of any such operational change or other initiatives, respectively, net of the amount of the actual benefits realized during such period from such actions, (y) additions of the type reflected in any of (i) the Sponsors’ financial model, dated as of May 9, 2022, (ii) the Quality of Earnings report of PricewaterhouseCoopers LLP, dated as of May 6, 2022, (iii) the Confidential Information Memorandum and (iv) any other quality of earnings analysis prepared by independent certified public accountants of nationally recognized standing or any other accounting firm reasonably acceptable to the Second Lien Administrative Agent (it being understood that any “Big Four” accounting firms are acceptable) and delivered to the

Second Lien Administrative Agent in connection with an acquisition or other investment permitted under the Second Lien Facility Documentation, and (z) solely with respect to the Company’s technology business, (i) the amortization of Capitalized Software Expenditures (to be defined in a manner consistent with the EP Credit Agreement) and (ii) an addback for internal software development costs that are expensed during the period but which could have been capitalized in accordance with GAAP, “EBITDA”).

The Second Lien Facility will permit the Borrowers to utilize availability under the Incremental Second Lien Facility amount to issue second or junior lien secured notes or loans (subject to (A) the Intercreditor Agreements (as defined under the heading “Security” below) and/or (B) other intercreditor terms to be agreed (such terms referred to in clauses (A) and (B), the “Intercreditor Terms”)) or unsecured notes or loans, with the amount of such secured or unsecured notes or loans incurred and outstanding pursuant to the Second Lien Cash Capped Incremental Facility reducing the aggregate principal amount available for the Incremental Second Lien Facilities pursuant to the Second Lien Cash Capped Incremental Facility (“Second Lien Incremental Equivalent Debt”); provided that, such secured or unsecured notes or loans (i) do not mature prior to the maturity date of, or have a shorter weighted average life to maturity than, loans under the Second Lien Facility (subject to exceptions for Second Lien Earlier Maturity Debt, customary bridge financings and escrow or similar arrangements), (ii) shall not (subject to exceptions for escrow or similar arrangements consistent with those in the Precedent Facility) be secured by any lien on any asset of any Borrower or any Guarantor (as defined under the heading “Guarantees” below) that does not also secure the Second Lien Facility, or be guaranteed by any person other than the Guarantors and (iii) in the case of any such secured notes or loans, shall be subject to an intercreditor agreement consistent with the Intercreditor Terms above.

Second Lien Refinancing Facility:	The Second Lien Facility Documentation will include “refinancing facilities” provisions substantially similar to (and, in any event, no less favorable to the Sponsor, the Company and its subsidiaries than) those provisions for “refinancing facilities” contained in the First Lien Facilities Documentation.

Purpose:	The proceeds of borrowings under the Second Lien Facility will be used by the Borrowers, on or after the Closing Date, together with the proceeds of borrowings of under the First Lien Facilities and the proceeds of the Equity Contribution, solely to finance Transaction Costs.

Availability:	The Second Lien Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I to this Term Sheet.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, with respect to overdue interest, the applicable interest rate for the principal of the related loan plus 2.00% per annum, and with respect to any other overdue amount, the interest rate applicable to ABR loans (as defined in Annex I to this Term Sheet) plus 2.00% per annum.

Final Maturity and Amortization:	The Second Lien Facility will mature on the date that is eight years after the Closing Date (the “Second Lien Maturity Date”), with no amortization and all amounts outstanding thereunder payable on the Second Lien Maturity Date; provided that the Second Lien Facility Documentation shall provide the right of individual Second Lien Lenders to agree to extend the maturity of their Second Lien Loans upon the request of the Company and without the consent of any other Second Lien Lender (as further described under the heading “Voting” below).

Guarantees:	All obligations of the Borrowers under the Second Lien Facility (the “Second Lien Borrower Obligations”) will be guaranteed by the same guarantors that guarantee the First Lien Facilities (such guarantors, the “Guarantors”; and together with the Borrowers, the “Loan Parties”; and

each a “Loan Party”; and such guarantees, the “Guarantees”). Each guarantee in respect of the Second Lien Facility will be automatically released upon the release of the corresponding Guarantee of the First Lien Facilities. It is understood that any subsidiary of the Company that is excluded from the guarantee requirements under the First Lien Facilities Documentation shall not be a Guarantor.

Unrestricted Subsidiaries:	Subject to the restricted payments covenant in the Second Lien Facility Documentation, the Company may designate any subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Second Lien Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Second Lien Facility Documentation except to the extent of distributions received therefrom.

Security:	Subject to the limitations set forth below in this section, and, on the Closing Date, to the Funding Conditions Provision, the Second Lien Borrower Obligations and the Guarantees will be secured by a security interest in the Collateral, which security interest in the Collateral will be second in priority (as among the First Lien Facilities and the Second Lien Facility), and subject to liens permitted to exist under the Second Lien Facility Documentation, it being understood that the Collateral shall not include Excluded Assets (as defined in Exhibit B to the Commitment Letter), including those assets as to which the First Lien Administrative Agent (as defined in Exhibit B to the Commitment Letter) and the Company reasonably determine that the costs of obtaining such security interests in such assets or perfection thereof are excessive in relation to the benefit to the First Lien Lenders of the security to be afforded thereby.

For the avoidance of doubt, Collateral owned by any Borrower shall secure such Borrower’s obligations, and Collateral owned by any Guarantor shall secure such Guarantor’s obligations.

The priority of security interests and relative rights of the lenders under the First Lien Facilities and the Second Lien Lenders under the Second Lien Facility shall be subject to intercreditor arrangements to be set forth in an intercreditor agreement substantially in the form of an exhibit to the definitive credit agreement for the Second Lien Facility (the “Intercreditor Agreement”). The terms of the Intercreditor Agreement will be consistent with, substantially similar to and no less favorable to the Sponsor, the Company and its subsidiaries than the form of the intercreditor agreement attached as Exhibit J-1 to the Precedent Facility. Without limiting the foregoing, the Second Lien Facility Documentation and the Intercreditor Agreement will allow additional debt that is permitted under the Second Lien Facility Documentation to be incurred and secured, and to share ratably in the collateral securing the Second Lien Facility on (at the Company’s option) a first priority, second priority or junior priority basis with respect to the Collateral.

The second lien pledges, security interests and mortgages shall be created and perfected on terms, and pursuant to documentation, consistent with and substantially similar to (and in any event no less favorable to the Sponsors, the Company and its subsidiaries than) the First Lien Collateral Documentation (as defined in Exhibit B to the Commitment Letter).

For the avoidance of doubt, (i) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (ii) to the extent not automatically perfected by UCC filings in the jurisdiction of incorporation or organization, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts or other bank accounts, but excluding the assets described in clause (a) of the first paragraph under the heading “Security” in Exhibit B to the Commitment Letter and material intercompany notes; provided that the assets described in such clause (a) may be perfected by being held by the First Lien Administrative Agent, the Second Lien Administrative Agent or in accordance with the Intercreditor Agreement).

Mandatory Prepayments:	Subject to the next succeeding paragraph, the Second Lien Loans shall be prepaid with (a) 100% of the net cash proceeds received from the incurrence of indebtedness by the Company or any of its restricted subsidiaries (other than the incurrence of indebtedness permitted under the Second Lien Facility, but including the proceeds of Refinancing Second Lien Facilities); and (b) 100% (with reductions to 50% and 0% based upon achievement of a Total Secured Leverage Ratio of 6.75:1.00 and 6.50:1.00, respectively, which shall be calculated (x) on a pro forma basis and (y) at the Company’s option, at the time of such asset sale or other disposition, at the time of entry into a definitive agreement with respect thereto or at the time of application of the net cash proceeds therefrom (and any prospective prepayment may, at the Company’s option, be tested at any time during the applicable reinvestment period)) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of Collateral by the Company or any of its restricted subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be agreed and subject to the right of the Company and its restricted subsidiaries to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 24 months and, if so committed to reinvestment, reinvested within 6 months thereafter (provided that the Company may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of the proceeds of an asset sale or other disposition to have been reinvested in accordance with the provisions hereof;

provided, further, that such deemed expenditure shall have been made no earlier than the earliest of notice, execution of a definitive agreement for such asset sale or disposition and consummation of such asset sale or disposition) (the “Asset Sale Proceeds Amount”); and other exceptions no less favorable to the Sponsors, the Company and its subsidiaries than the standard set forth under the heading “Documentation” below; provided that the portion of such Asset Sale Proceeds Amount required by any Second Lien Pari Passu Debt to be applied or offered to prepay such Second Lien Pari Passu Debt on a pro rata basis with the Second Lien Loans (and so long as the Second Lien Loans are offered no less than a ratable share of such Asset Sale Proceeds Amount) shall be credited against asset sale proceeds prepayment obligations on a dollar-for-dollar basis; provided, further, that no prepayment shall be required with respect to the proceeds of a disposition (or insurance or condemnation event) of all or substantially all of a product line or line of business so long as the Consolidated Total Leverage Ratio, on a pro forma basis (in each case, determined after giving effect to such prepayment), is less than or equal to (A) 6.50:1.00 or (B) if greater, the Consolidated Total Leverage Ratio immediately prior to giving effect to such disposition (such retained proceeds (and any other portion of net cash proceeds not required to be utilized to mandatorily prepay First Lien Term Loans (or required to be reinvested and exempt prepayment in connection with the disposition of all or substantially all of a product line or line of business (the “Business Line Sale Exception”). In the event that one or more of the step-downs in clause (b) of the preceding sentence are achieved, the retained net cash proceeds from any such asset sale or disposition shall be deemed to be “Retained Asset Sale Proceeds”. Notwithstanding the foregoing, mandatory prepayments made pursuant to clause (b) above shall be limited to the extent that the Company determines in good faith that such prepayments would either (i) result in material adverse tax consequences to TopCo or one of its subsidiaries related to the repatriation of funds in connection therewith by foreign subsidiaries or (ii) (1) be prohibited or delayed by or violate or conflict with applicable law, (2) be restricted by applicable organizational documents or any agreement, (3) be subject to other organizational or administrative impediments or (4) conflict with the fiduciary duties of the applicable directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any applicable officer, director or manager, in each case, from being repatriated.

No mandatory prepayments of Second Lien Loans shall be required until amounts outstanding under the First Lien Term Loan Facility, any First Lien Pari Passu Debt and any other first lien secured notes, loans or other indebtedness (any such indebtedness, “First Lien Debt”) have been paid in full (and the amount of any such prepayment shall be reduced by any portion thereof that was first applied to repay, prepay, repurchase or retire First Lien Debt).

Within the Second Lien Facility, mandatory prepayments shall be applied first, to accrued interest and fees due on the amount of the prepayment under the Second Lien Facility and second, to the remaining outstanding principal amount under the Second Lien Facility.

At the Company’s option it may allow Second Lien Lenders to elect not to accept any mandatory prepayment made pursuant to clause (b) (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender or a holder of Second Lien Pari Passu Debt, as applicable, may be retained by the Borrowers and will increase the amount available to make restricted payments.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Second Lien Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium (except as set forth below) or penalty, subject to reimbursement of the Second Lien Lenders’ redeployment costs actually incurred in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period.

Any Second Lien Lender may, at its option, and if agreed by the Company, in connection with any prepayment of loans under the Second Lien Facility, exchange such Second Lien Lender’s portion of such loans to be prepaid for new indebtedness of the Borrowers, in lieu of all or part of such Second Lien Lender’s pro rata portion of such prepayment (and any such loans so exchanged shall be deemed repaid for all purposes), so long as (other than in connection with a refinancing in full of the Second Lien Facility) such indebtedness would not have a weighted average life to maturity earlier than the weighted average life to maturity of the Second Lien Loans being repaid.

All voluntary prepayments, all repricing transactions (to be defined in a manner consistent with “Repricing Transaction” (as defined in the Fee Letter)) in respect of the Second Lien Facility and all prepayments made with proceeds of Refinancing Second Lien Facilities or indebtedness not permitted under the Second Lien Facility and all payments of assignments in respect of replacements of non-consenting Lenders will be subject to the following prepayment premiums: (i) 2.00% of the principal amount prepaid if such prepayment occurs on or prior to the one-year anniversary of the Closing Date, (ii) 1.00% of the principal amount prepaid if such prepayment occurs after the one-year anniversary of the Closing Date, but on or prior to the two-year anniversary of the Closing Date and (iii) none if such prepayment occurs after the two-year anniversary of the Closing Date. There will be no such prepayment premium payable in respect of the Second Lien Facility if such prepayment or payment is made in connection with a qualified IPO, a change of control, a Transformative Acquisition (as defined in the Precedent Facility) or Transformative Disposition (as defined in the Precedent Facility) (such exceptions, the “Second Lien Call Protection Exceptions”).

Documentation:	The definitive documentation for the Second Lien Facility (the “Second Lien Facility Documentation”) will be separate from but substantially similar to (and no less favorable to the Sponsors, the Company and its subsidiaries than) the First Lien Facilities Documentation (including with respect to the EU and UK “bail-in” provisions and customary U.S. Department of Labor lender regulatory representations), and, in each case, will take into account and be modified fully as appropriate to (x) reflect the SOFR provisions in the SOFR Precedent (as defined in Exhibit B to the Commitment Letter) and (y) reflect the terms set forth in the Commitment Letter, the inapplicability of the provisions relating to the revolving credit mechanics of the First Lien Revolving Facility and, if applicable, the flex provisions of the Fee Letter. Notwithstanding the foregoing, the only conditions to the availability of the Second Lien Facility on the Closing Date shall be the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to the Commitment Letter.

Representations and Warranties:	The representations and warranties shall be substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those representations and warranties contained in the First Lien Facilities Documentation.

The representations and warranties will be required to be made in connection with each extension of credit (including, subject to the Funding Conditions Provision, the extensions of credit on the Closing Date, but excluding extensions of credit under any Incremental Second Lien Facility), it being understood that the failure of any representation or warranty (other than the Specified Representations, subject to the Funding Conditions Provision) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Second Lien Facility.

Conditions Precedent to Initial Extension of Credit:	The initial extensions of credit under the Second Lien Facility will be subject solely to (a) the applicable conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit D to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Company

Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Company Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Affirmative Covenants:	The affirmative covenants shall be substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those affirmative covenants contained in the First Lien Facilities Documentation.

Negative Covenants:	The negative covenants shall be substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those negative covenants contained in the First Lien Facilities Documentation (except that the lien covenant will allow, among other things, (i) liens securing debt if, either (x) after giving effect to the incurrence of such amount, (A) in the case of liens having first priority, the Total First Lien Leverage Ratio (as defined in Exhibit B to the Commitment Letter) is equal to or less than 5.50:1.00 (it being understood that, for purposes of this exception, any liens that are senior in priority to the liens on the Collateral securing the Second Lien Loans shall be deemed to be first priority liens) or (B) in the case of liens that are not senior to the liens securing the Second Lien Facility, the Total Secured Leverage Ratio is equal to or less than 7.00:1.00 or (y) the pro forma Total First Lien Leverage Ratio or the pro forma Total Secured Leverage Ratio, as applicable, after giving effect to such incurrence does not exceed the Total First Lien Leverage Ratio or the Total Secured Leverage Ratio, as applicable, in effect prior to such transactions and (ii) liens on Collateral, if such liens rank junior to the liens on such

Collateral in relation to the liens securing the Second Lien Loans and the Guarantees, as applicable), except that the “baskets” for the negative covenants under the Second Lien Facility Documentation will be sized (1) other than in the case of ratio-based baskets, at least 25% above the levels of such “baskets” under the First Lien Facilities Documentation and (2) in the case of ratio-based baskets, with an additional cushion of 0.25x against the applicable ratio of such ratio-based baskets under the First Lien Facility Documentation.

Financial Covenant:	None.

Events of Default:	Events of Default shall be substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) the events of default contained in the First Lien Facilities Documentation; provided that the Second Lien Facility Documentation shall (i) include longer grace periods and thresholds that are at least 25% higher than those in the First Lien Facilities Documentation and (ii) provide for cross acceleration, instead of cross default.

Voting:	Amendments and waivers of the Second Lien Facility Documentation (including amendments to the pro rata sharing provisions) will require the approval of Second Lien Lenders holding more than 50% of the aggregate amount (without duplication) of the loans and commitments under the Second Lien Facility (the “Required Lenders”), except that (i) the consent of all Second Lien Lenders directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Second Lien Lender, (B) reductions of principal, interest or fees, (C) extensions or postponement of final maturity or any scheduled amortization, (D) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral and (E) modifications to any of the voting percentages, (ii) without limiting the preceding clause (i), any proposed amendment or waiver that only affects one or more (but not all) class(es), tranche(s) or facility(ies) under the Second Lien Facility will only require the consent of

Second Lien Lenders holding more than 50% of the loans and commitments of such affected class(es), tranche(s) or facility(ies) and (iii) customary protections for the Second Lien Administrative Agent will be provided.

The Second Lien Facility Documentation shall contain provisions permitting the Borrowers to replace or, if no payment or bankruptcy event of default has occurred and is continuing, prepay the Second Lien Loans and terminate the commitments of (x) Defaulting Lenders, (y) any non-consenting Second Lien Lender in connection with amendments and waivers requiring the consent of all Second Lien Lenders directly and adversely affected thereby, so long as Second Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Second Lien Facility or more than 50% of the aggregate amount of the loans directly and adversely affected thereby shall have consented thereto or (z) every non-consenting Second Lien Lender in connection with amendments and waivers requiring the consent of all Second Lien Lenders or of all Second Lien Lenders directly and adversely affected thereby, if Second Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Second Lien Facility or more than 50% of the aggregate amount of the loans directly and adversely affected thereby have not consented thereto.

The Second Lien Facility Documentation will include “amend and extend” provisions substantially similar to (and, in any event, no less favorable to the Sponsor, the Company and its subsidiaries than) those “amend and extend” provisions contained in the First Lien Facilities Documentation.

The Second Lien Facility Documentation will include provisions with respect to “net short lenders” substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for “net short lenders” contained in the First Lien Facilities Documentation.

Cost and Yield Protection:	The Second Lien Facility Documentation will include cost and yield protection provisions substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for cost and yield protection contained in the First Lien Facilities Documentation.

Assignments and Participations:

The Second Lien Facility Documentation will contain provisions for assignments of and participations in the Second Lien Loans and commitments substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for assignments of and participations in the loans and commitments contained in the First Lien Facilities Documentation.

The threshold set forth in Subsection 11.6(h)(i)(2) of the Precedent Facility for the amount of Second Lien Loans (including Incremental Second Lien Loans) that may be purchased by Affiliated Lenders (as defined in the Precedent Facility) that are not Affiliated Debt Funds (as defined in the Precedent Facility) shall be increased to 30%.

Successor Administrative Agent:	The Second Lien Facility Documentation will contain provisions for the resignation or removal of the Second Lien Administrative Agent and the collateral agent substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for the resignation or removal of the First Lien Administrative Agent in the First Lien Facilities Documentation.

Expenses and Indemnification:	The Second Lien Facility Documentation will contain provisions for expenses and indemnification substantially similar to (and, in any event, no less favorable to the Sponsors, the Company and its subsidiaries than) those provisions for expenses and indemnification contained in the First Lien Facilities Documentation.

Governing Law and Forum:	New York (except security documentation that the First Lien Lead Arrangers reasonably determine should be governed by local law and Borough of Manhattan).

Counsel to the Second Lien Administrative Agent:	White & Case LLP.

Miscellaneous:	The Second Lien Term Sheet (together with the documentation principles set forth in the “Documentation” paragraph therein) reflects all material terms related to the Second Lien Facility. Each party acknowledges that (a) such terms are the result of extensive negotiations among the parties hereto and are an integral and necessary part of the Transactions and (b) the Transactions represent a unique opportunity for the AcquisitionCo, the Borrowers and the Sponsors.

ANNEX I to

EXHIBIT C

Interest Rates:	The per annum interest rates under the Second Lien Facility will be as follows:

At the option of the applicable Borrower, Term SOFR plus 8.00% or ABR plus 7.00%.

Interest rate spreads under the Second Lien Facility shall be subject to an additional stepdown of 0.25% (for the margin for each of Term SOFR and ABR) following a qualified IPO (the “Second Lien Term Loan IPO Step-down”).

The applicable Borrower may elect interest periods of 1, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the highest of (i) the prime commercial lending rate, as published in the Wall Street Journal for such day (which, if less than 0%, shall be deemed to be 0%) (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) Term SOFR applicable for an interest period of one month plus 1.00%.

Term SOFR has the meaning given in the SOFR Precedent; provided that Term SOFR shall not be less than 0.00% per annum.

Notwithstanding anything contained herein to the contrary, the First Lien Facilities Documentation shall include benchmark replacement provisions consistent with the SOFR Precedent.

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CONFIDENTIAL	EXHIBIT D

Project Corgi

Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibits thereto.

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the satisfaction (or (i) in the case of each of paragraphs (1), (2), (3), (6), (8) and (9), waiver by the Lead Arrangers holding at least a majority of the commitments under the First Lien Facilities with respect to the First Lien Facilities and/or the Lead Arrangers holding at least a majority of the commitments under the Second Lien Facility with respect to the Second Lien Facility or (ii) in the case of each of paragraphs (4), (5) and (7), waiver by the Lead Arrangers) of the following additional conditions:

1. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by AcquisitionCo that are materially adverse to the Lenders (in their capacities as such) without the consent of the Lead Arrangers holding at least a majority of the commitments under the First Lien Facilities with respect to the First Lien Facilities and/or the Lead Arrangers holding at least a majority of the commitments under the Second Lien Facility with respect to the Second Lien Facility (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, waiver or consent), it being understood and agreed that (i) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in cash uses shall be allocated (a) first, to a reduction of the Equity Contribution to the level set forth in paragraph (a) in the Transaction Description, and (b) second, (I) 65.0% to a reduction in the Second Lien Facility (followed by a reduction of the First Lien Term Loan Facility) and (II) 35.0% to a reduction in the Equity Contribution and (y) any increase in purchase price (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Acquisition Agreement, with respect to which there shall be no limitation on source of funding) shall be funded (at AcquisitionCo’s option) with the proceeds of an equity contribution and/or the proceeds of First Lien Revolving Loans and (ii) any modification, amendment, express waiver or express consent to the definition of “Company Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders (in their capacities as such); provided that the Lead Arrangers shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, express waiver or express consent.

2. (i) The Equity Contribution shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated, which to the extent constituting equity interests other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Lead Arrangers holding at least a majority of the commitments under the Facilities to the extent material to the interests of the Lenders (in their capacities as such) (which shall be deemed to be satisfied with the equity of management and existing equity holders of the Target retained, rolled over or otherwise invested in TopCo or any other parent company of AcquisitionCo and its subsidiaries in connection with the Transactions) and (ii) the Refinancing shall be consummated substantially concurrently with the initial borrowing under the Facilities.

3. Since the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement).

4. All fees related to the Transactions payable to the Lead Arrangers, the Administrative Agents or the Lenders under the Commitment Letter and the Fee Letter shall have been paid to the extent due.

5. The Lead Arrangers shall have received (a) audited consolidated balance sheets and related consolidated statements of operations comprehensive income (loss), shareholders equity and cash flows of the Target for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related consolidated and comprehensive income (loss), shareholders equity and cash flows of the Target for each fiscal quarter ended on or after March 31, 2022 and at least 45 days prior to the Closing Date. The Lead Arrangers hereby acknowledge receipt of the financial statements referred to in the foregoing clause (a) for the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019 and the fiscal quarter ended March 31, 2022.

6. The Lead Arrangers shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Company substantially in the form of Annex I to Exhibit D attached hereto certifying the solvency, after giving effect to the Transactions, of the Company and its subsidiaries on a consolidated basis.

7. The Lead Arrangers shall have received, at least three Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, all documentation and other information about the Borrowers and the Guarantors that is (i) (x) required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the CDD Rule (which CDD Rule requirements shall be satisfied by delivering the LSTA form beneficial ownership certification) (such rules and regulations, the “KYC Rules”) and (y) set forth on the list of KYC Requirements delivered to you on or prior to the date hereof (or, in the case of any Additional Committing Lender, on or prior to the date such Additional Committing Lender becomes party to the Commitment Letter) and (ii) all other documentation and other information about the Borrowers and the Guarantors that is (x) requested in writing at least ten Business Days (as defined in the Acquisition Agreement) prior to the Closing Date by the applicable Administrative Agent or the Lead Arrangers and (y) (i) required by applicable regulatory authorities under the KYC Rules as a result of a change to the KYC Rules occurring after the date hereof, (ii) required as a result of the occurrence of any change in the applicable Lead Arranger’s circumstances, which change results in additional information being required under the KYC Rules, (iii) after the Lead Arranger’s review of any information delivered pursuant to this paragraph 8, reasonably determined to be required under the KYC Rules or (iv) readily available and customarily delivered by portfolio company affiliates of the Sponsors in the United States in connection with bank financings.

8. Subject in all respects to the Funding Conditions Provision, (a) the Guarantees with respect to the applicable Facilities shall have been executed by the Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Facilities, shall be executed and become in full force and effect and (b) all documents and instruments required to perfect the applicable Administrative Agent’s security interest in the Collateral with respect to the Facilities shall have been executed and delivered by the Borrowers and the Guarantors or substantially simultaneously with the initial borrowings under the Facilities, shall be executed and delivered by the Borrowers and the Guarantors and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Facilities Documentation or to be released on or prior to the Closing Date.

9. You shall have provided to the Lead Arrangers the financial information identified in paragraph 5 of this Summary of Additional Conditions not less than 10 consecutive business days prior to the Closing Date (or such shorter period reasonably acceptable to the Lead Arrangers) (provided that (i) if such 10 consecutive business day period shall not have ended on or prior to August 19, 2022, then such 10 consecutive business day period shall not commence prior to September 6, 2022 and (ii) if such 10 consecutive business day period shall not have ended on or prior to December 22, 2022, then such 10 consecutive business day period shall not commence prior to January 3, 2023).

The information required by condition 9 of this Summary of Additional Conditions above shall be referred to as the “Facilities Required Information”. If at any time you shall in good faith believe that you have provided the Facilities Required Information, you may deliver to the Lead Arrangers and their counsel a written notice

(which may be delivered by email) to that effect (stating when you believe you completed such delivery), in which case the requirements in the foregoing condition 9 of this Summary of Additional Conditions will be deemed to have been satisfied as of the date of the applicable notice, unless the Lead Arrangers in good faith reasonably believe that you have not completed the delivery of the Facilities Required Information and, within two business days after the delivery of such notice by you, deliver a written notice to you to that effect (stating with specificity which Facilities Required Information you have not delivered).

ANNEX I to EXHIBIT D

Form of Solvency Certificate

Date: _____, 20[•]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer or Treasurer] of _____, a _____ _____ (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __ of the Credit Agreement, dated as of _________ ____, 20[ ], among _________ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

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(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Company and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Company and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As the [Chief Financial Officer or Treasurer] of the Company, I am familiar with the financial condition of the Company and its Subsidiaries.

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4. Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its [Chief Financial Officer or Treasurer] as of the date first written above.

[COMPANY]

By:

Name:
Title:	[Chief Financial Officer or Treasurer]

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